UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12
VAIL RESORTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

390 Interlocken Crescent
Broomfield, Colorado 80021
NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2023
October 26, 2023
To our Stockholders:
The 2023 Annual Meeting of Stockholders of Vail Resorts, Inc., a Delaware corporation (“we,” “us,” “Vail Resorts,” or the “Company”), will be held via a live virtual stockholder meeting on Wednesday, December 6, 2023 at 9:00 a.m., Mountain Time. The annual meeting will be held to:
(1)	elect the ten directors named in the attached proxy statement to serve for a one-year term and until their successors are elected and qualified;
(2)	ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2024;
(3)	hold an advisory vote to approve executive compensation;
(4)	hold an advisory vote on the frequency of future advisory votes on executive compensation; and
(5)	transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice. You will be able to attend the virtual annual meeting online by visiting www.virtualshareholdermeeting.com/MTN2023. You will also be able to ask questions and vote your shares electronically at the virtual annual meeting. The annual meeting will include a discussion of and voting on matters described in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session. The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement. We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we expect to release our results for the first quarter of fiscal 2024 the following day and hold an investor call to discuss the results at that time.
Only holders of record of shares of our common stock at the close of business on October 10, 2023 (the “Record Date”) are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting on the virtual meeting website and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.
Only such stockholders, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2023 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card. For more information concerning the annual meeting, including how to participate, please see “The Annual Meeting and Voting – Questions and Answers” beginning on page 64.
We elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 26, 2023, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials will also identify the date, time, and website for the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report, and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual annual meeting and vote electronically. These proxy materials will be available free of charge.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign, and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. Your shares cannot be voted unless you vote by: (i) telephone, (ii) Internet, (iii) requesting a paper proxy card, to complete, sign and return by mail, or (iv) attending the virtual annual meeting and voting electronically. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Tuesday, December 5, 2023.
By Order of the Board of Directors,

David T. Shapiro
Executive Vice President, General Counsel & Secretary
Broomfield, Colorado
October 26, 2023

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Who We Are
We are the premier mountain resort company in the world and a leader in luxury, destination-based travel at iconic locations. We operate world-class destination mountain resorts, and regional ski areas, including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Retail operates more than 250 retail and rental locations across North America.
What We Believe
Everything we do needs to be aligned with our five stakeholders:
•	Our Guests
•	Our Employees
•	Our Communities
•	Our Natural Environment
•	Our Shareholders
Our Mission: Experience of a Lifetime
At Vail Resorts, our mission is simple – to provide an Experience of a Lifetime. We do this by creating an Experience of a Lifetime for our employees, so they can, in turn, provide an Experience of a Lifetime for our guests.
Our Core Values
As Vail Resorts employees, we hold ourselves accountable for living these foundational values every day in everything we do:
Serve Others	Lead with service to create Experiences of a Lifetime for one another and our guests.
Do Right	Act with integrity – always do the right thing, knowing it leads to the right outcome.
Be Inclusive	Welcome everyone to our Company, resorts and communities—include all races, gender identities, sexual orientations, abilities, and the many qualities that make each of us unique.
Drive Value	Fuel business growth and guest loyalty through guest experience and continued innovation.
Do Good	Preserve our natural environments and contribute to the success of our local communities.
Be Safe	Be committed to the safety and wellness of our employees and guests.
Have Fun	Fun is our product – create fun, enjoy your work and share the contagious spirit.
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PROXY SUMMARY
This summary contains highlights about our Company and the 2023 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire Proxy Statement and our 2023 Annual Report on Form 10-K filed with the SEC on September 28, 2023 (the “Annual Report”) carefully before voting. Page references are provided to help you find further information in this Proxy Statement. For information concerning the annual meeting and voting on the proposals discussed in more detail in this Proxy Statement, please see “The Annual Meeting and Voting – Questions and Answers” beginning on page 64.
Corporate Governance Highlights (page 20)
We believe good governance is integral to achieving long-term stockholder value. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board of Directors (the “Board”) monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of stockholder interests. Highlights of our corporate governance include:
•	All of our director nominees are independent, except for Mr. Katz and Ms. Lynch;
•	All of our Audit, Compensation, and Nominating & Governance Committee members are independent;
•	An independent non-executive lead director;
•	Annual election of all directors;
•	Majority voting standard and a director resignation policy in uncontested director elections;
•	Executive sessions of independent directors held at regularly scheduled Board meetings;
•	Meaningful stock ownership guidelines;
•	Excellent track record of attendance by our directors at Board and committee meetings in fiscal 2023;
•	Anti-hedging policy for all directors and executive officers; and
•	Clawback policy applicable to executive officers for both cash and equity-based awards.
Environmental, Social & Governance Highlights
Vail Resorts is committed to creating long-term value for our business and our stakeholders through environmental, social, and governance (“ESG”) practices that drive environmentally, socially, and ethically sustainable behavior and promote the wellbeing of our employees, guests, and communities. Highlights of our ESG commitments include:
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Community Impact. Vail Resorts is committed to helping our communities thrive by partnering with critical non-profit organizations in the communities in which we operate to make an impact. In fiscal year 2023, Vail Resorts donated approximately $28.1 million to our non-profit partners. Also in fiscal year 2023, Vail Resorts’ Epic for Everyone youth access program hosted more than 11,000 youth who otherwise might not have had access to skiing and riding across its North American resorts. For more information, please visit epicpromise.com.
Mountain Safety. Our value of “Be Safe” and the health, safety, and security of our employees and guests are fundamental to our operations. All employees are trained on working safely and are accountable for promoting a safe environment. As part of our “safety first” culture, we have a dedicated health and safety team that supports our resort operations, as well as highly trained ski patrol professionals on staff at each resort.
Commitment to Zero. Vail Resorts remains on track to achieve our sustainability goal of achieving a zero net operating footprint by 2030. For more detail regarding our progress toward reaching our commitment to zero net emissions, zero waste to landfill, and zero net operating impact on forests and habitat, please see our EpicPromise Progress Report at epicpromise.com.
Corporate Governance. We believe that good governance is integral to achieving long-term value for our stakeholders. Our Board of Directors ensures that we are leading with the best governance practices to serve the interests of our Company and our stockholders, including receiving feedback from our stockholders.
Diversity, Equity & Inclusion (“DEI”). We believe that DEI is core to both our Company’s success and the growth of the ski industry. One of our core values is “Be Inclusive,”
which means that we welcome everyone to our Company, resorts, and communities, including all races, gender identities, sexual orientations, abilities, and other differences. One of our core leadership competencies is “Elevate,” which requires leaders to be self-aware of their own inclusive behavior in order to intentionally build diverse representation, bring equity to our business practices, and create inclusive communities in which all people can thrive.
Company Culture. Core to our mission is to create an Experience of a Lifetime for our employees, so they in turn can provide an Experience of a Lifetime for our guests. We have a values-based leadership culture that places a premium on leader transparency, vulnerability, and authenticity. In 2016, we launched our nonprofit organization, the EpicPromise Employee Foundation. In fiscal 2023, the EpicPromise Employee Foundation contributed approximately $1.1 million to employees and their dependents through our unplanned hardship and scholarship programs.
Talent Development. We are passionate about developing our talent and building the best teams. We offer a variety of leadership development programs for everyone from our entry-level seasonal employees to our most senior executives.
Investment in Employees.  The experience of our employees and guests is the core of our business model. During fiscal 2023, we increased our minimum wage for North American employees to $20 per hour and to $21 per hour for technical roles such as patrol, maintenance, and certified commercial vehicle drivers, to make frontline talent a strategic advantage. We also announced a substantial investment in our human resource department to support more normalized staffing and operations at our resorts, as well as significant investments in affordable housing in our communities.
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Director Nominees (page 8)
The following table provides summary information about each director nominee. Each director stands for election annually. Detailed information about each director nominee’s background, skill set, and areas of experience can be found beginning on page 8.
				Committee Memberships
Director Nominee	Director Since	Primary Occupation and Experience	Independent	Audit	Comp	N&G	Exec
Susan L. Decker	2015	CEO and Co-Founder of Raftr and Principal of Deck3 Ventures LLC	Yes		X
Robert A. Katz	1996	Executive Chairperson of the Board and former CEO of Vail Resorts, Inc.	No				X
Kirsten A. Lynch	2021	CEO of Vail Resorts, Inc.	No				X
Nadia Rawlinson	2019	Operating Chairman, WNBA Chicago Sky	Yes		Chair
John T. Redmond	2008	Former CEO of Allegiant Travel Company	Yes	F
Michele Romanow	2016	Co-Founder and Executive Chairman of Clearco	Yes		X
Hilary A. Schneider	2010	Strategic Advisor to the Board of Directors of Shutterfly, LLC.	Yes		X
D. Bruce Sewell♦	2013	Former SVP, General Counsel & Secretary of Apple Inc.	Yes	F		Chair	X
John F. Sorte	1993	Executive Chairman of Morgan Joseph TriArtisan Group, Inc.	Yes	Chair F	X	X	X
Peter A. Vaughn	2013	Founder and Managing Director of Vaughn Advisory Group, LLC	Yes	X		X
Fiscal 2023 Meetings:				4	3	2	0
Audit – Audit Committee	Exec – Executive Committee
Comp – Compensation Committee	F – Audit Committee Financial Expert
N&G – Nominating & Governance Committee	♦ – Lead Independent Director
The Board of Directors held four meetings during fiscal 2023. Each of the director nominees who were directors during fiscal 2023 attended 100% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.
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Board Composition
Our ten director nominees have an effective mix of skills, experience, background, and diversity of perspective. The below graphs quantify these aspects of our various board members.

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Executive Compensation Highlights (page 31)
Under our executive compensation program, a significant portion of the CEO’s (approximately 85%) and other named executive officers’ (approximately 67%) annual target total direct compensation is variable based upon our operating performance and/or our stock price, as shown below:

(1)	Excludes compensation for Mr. Barkin and Mr. O’Donnell.
In addition, for fiscal 2023, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program that we believe align with market best practices:
What We Do:
☑	Annual Advisory Vote to Approve Executive Compensation
☑	Independent Compensation Committee
☑	Significant Portion of Executive Compensation Tied to Performance
☑	Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives
☑	Market Alignment of Compensation but with Greater Emphasis on At- Risk Compensation
☑	Independent Compensation Consultant
☑	Clawback Policy
☑	Stock Ownership Guidelines
☑	Use of Tally Sheets
☑	Annual Risk Assessment
What We Don’t Do:
☒	No Excessive Perquisites
☒	No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits
☒	No Excise Tax Gross-Ups
☒	No Automatic Salary Increases or Guaranteed Bonuses
☒	No “Single Trigger” Automatic Payments, Benefits, or Equity Vesting Upon a Change in Control
☒	No Hedging or Pledging
☒	No Equity Repricing
☒	No Pension Plans or SERPs
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VOTING MATTERS AND BOARD RECOMMENDATION
The following table summarizes the proposals to be considered at the annual meeting and the Board’s voting recommendation with respect to each proposal.
Management Proposals	Board Vote Recommendation	Page Reference
Election of the ten directors named in this Proxy Statement, each for a one-year term expiring in 2024	FOR EACH NOMINEE	8
Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2024	FOR	61
Advisory vote to approve executive compensation	FOR	62
Advisory vote on the frequency of future advisory votes on executive compensation	EVERY ONE YEAR	63
Election of Directors (Proposal No. 1)
We are asking stockholders to elect each of our nominees for the Board of Directors named in this proxy statement. Our nominees are: Susan L. Decker, Robert A. Katz, Kirsten A. Lynch, Nadia Rawlinson, John T. Redmond, Michele Romanow, Hilary A. Schneider, D. Bruce Sewell, John F. Sorte, and Peter A. Vaughn. If elected, each director nominee will serve as a director for a one-year term that expires in 2024.
Ratification of PricewaterhouseCoopers LLP as Independent Auditor (Proposal No. 2)
We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2024. The Audit Committee has selected, and the Board of Directors has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2024. Set forth below is information about its fees in fiscal 2023 and fiscal 2022.
Type of fees	2023	2022
Audit fees	$ 3,945,000	$ 3,491,000
Tax fees	$190,000	$217,800
Other fees	$2,000	$2,000
Total	$4,137,000	$3,710,800
Advisory Vote to Approve Executive Compensation (Proposal No. 3)
We are asking stockholders to cast an advisory, non-binding vote to approve compensation awarded to our named executive officers. The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers and senior management to drive superior results and generate stockholder value. Additional information regarding our executive compensation may be found elsewhere in this Proxy Statement.
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 4)
We are asking stockholders to indicate their preference as to whether future advisory votes on executive compensation should occur every year, every two years, or every three years. Currently, advisory votes on executive compensation are held every year.
MEETING INFORMATION
Date and time:	December 6, 2023, 9:00 a.m. Mountain Time
Website:	www.virtualshareholdermeeting.com/MTN2023
Record date:	October 10, 2023
Voting:	Stockholders at the close of business on the record date may vote at the Annual Meeting of Stockholders. Each share is entitled to one vote on each matter to be voted upon.
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390 Interlocken Crescent
Broomfield, Colorado 80021
PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vail Resorts, Inc. (“we,” “us,” “Vail Resorts,” or the “Company”) to be voted at our annual meeting, which will take place on Wednesday, December 6, 2023 at 9:00 a.m., Mountain Time, via a live virtual stockholder meeting, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this Proxy Statement.
In accordance with the “notice and access” rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our Proxy Statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this Proxy Statement will be made available, to stockholders on or about October 26, 2023.
PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, ten directors will be nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. The nominees are Mses. Decker, Lynch, Rawlinson, Romanow, and Schneider and Messrs. Katz, Redmond, Sewell, Sorte, and Vaughn. Each of the nominees is currently a director of the Company and all nominees were previously elected by stockholders.
The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, “FOR” the election of Mses. Decker, Lynch, Rawlinson, Romanow, and Schneider and Messrs. Katz, Redmond, Sewell, Sorte, and Vaughn as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve. The proxies solicited by this proxy statement may not be voted for more than ten nominees.
INFORMATION WITH RESPECT TO NOMINEES
The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience, and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively. The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policymaking and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.
The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Nominating & Governance Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Nominating & Governance Committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in carrying out its responsibilities. The Nominating & Governance Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board’s composition.
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The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board: independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience.
At the Annual Meeting, director nominees will stand for election for one-year terms, expiring at the 2024 Annual Meeting of Stockholders. The following sets forth the name and age of each director, identifies whether the director is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.
Director Nominee	Business Experience, Other Directorships and Qualifications
SUSAN L. DECKER Age – 60 CEO & Co-Founder, Raftr Director Since September 2015 Independent Committees: Compensation Current Public Directorships: Berkshire Hathaway, Inc. Costco Wholesale Corporation
Ms. Decker is CEO and co-founder of Raftr, a college campus social platform which was launched in 2017. In addition, Ms. Decker is the principal of Deck3 Ventures LLC, a privately held consulting and advisory firm, a position she has held since 2009. Ms. Decker currently serves on the boards of directors of Berkshire Hathaway Inc. and Costco Wholesale Corporation and of private corporations Automattic, Chime Financial, and Vox Media, Inc. She previously served on the board of directors of Intel Corporation, Pixar, InterPrivate II Acquisition Corp., and Momentive Inc. (formerly SurveyMonkey). During the 2009 - 2010 academic year, Ms. Decker served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, she held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Prior to joining Yahoo!, she spent 14 years with Donaldson, Lufkin & Jenrette (DLJ), most recently as Managing Director, global equity research (1998 - 2000), and previously as an equity research analyst, covering publishing and advertising stocks from 1986 to 1998.
Key Skills and Qualifications:
• Leadership and Finance experience—former lead director of an international manufacturer of microprocessors and chipsets (Intel); current principal of corporate advisory firm (Deck3); former president and CFO of large public global technology company (Yahoo!); former entrepreneur-in-residence for leading business school (Harvard); former global director of equity research for an investment bank (DLJ)
• Technology and International experience—director of a large, diverse multinational conglomerate (Berkshire); director of a financial technology and mobile banking company (Chime); director of a leading global retailer (Costco); former director of an international manufacturer of microprocessors and chipsets company (Intel); leadership positions at large public global technology company (Yahoo!); former director of global equity research for an investment bank (DLJ); former director of a cloud-based software as a service (SaaS) company (Momentive); CEO & co-founder of a digital media product (Raftr)

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Director Nominee	Business Experience, Other Directorships and Qualifications

ROBERT A. KATZ
Age – 56
Executive Chairperson of the
Board,
Vail Resorts, Inc.,
Since November 2021
Chairperson of the Board,
Vail Resorts, Inc.,
From March 2009 to November 2021
Director Since
June 1996
Committees:
Executive

Mr. Katz is the Executive Chairperson of the Board of Vail Resorts. Mr. Katz served as Chairperson from March 2009 until November 2021, at which point he was appointed as Executive Chairperson. He previously served as Lead Director from June 2003 until his appointment as Chief Executive Officer in February 2006. Mr. Katz served as Chief Executive Officer until November 2021. Mr. Katz has served on the Board of Directors of Vail Resorts since 1996 and has been involved with the Company since 1991. Prior to becoming the Chief Executive Officer, he was associated with Apollo Management L.P., a private equity investment firm, since its founding in 1990. Mr. Katz and his wife are the founders and board members of the Katz Amsterdam Foundation, which works to address systemic injustice and racial and social disparities in mental health, reproductive health, and civic engagement. Mr. Katz currently serves on the Wharton Leadership Advisory Board and he has previously served on numerous private, public and non-profit boards.
Key Skills and Qualifications:
• Leadership, Industry and Marketing experience—professional association with Vail Resorts began in 1991 and has been involved with all major strategic decisions for over three decades; CEO from February 2006 to November 2021 with unique insight and information regarding the Company’s strategy, operations and business, and experience with global branding, development, and strategy, as well a unique historical perspective into the operations and vision for the Company (Vail Resorts)
• Finance experience—former CEO of large public company (Vail Resorts); former senior partner at large private equity investment firm (Apollo)

Director Nominee	Business Experience, Other Directorships and Qualifications
KIRSTEN A. LYNCH Age – 55 Chief Executive Officer, Vail Resorts, Inc. Director Since November 2021 Committees: Executive
Ms. Lynch has served as Chief Executive Officer and director of Vail Resorts since November 2021, and previously served as Executive Vice President and Chief Marketing Officer. From March 2018 to May 2022, Ms. Lynch served as a director of Stitch Fix, Inc., a publicly traded e-commerce company focused on personalized data-driven fashion. Prior to joining the Company in 2011, Ms. Lynch was with PepsiCo, Inc., where she was Chief Marketing Officer of the Quaker Foods and Snacks Division from 2009 to 2011, leading the brand marketing, consumer insights, and shopper marketing organization. Prior to PepsiCo, Kirsten worked for Kraft Foods for 12 years in various positions including Vice President of Marketing for Kraft Foods’ Cheese and Dairy Business Unit and Senior Marketing Director for Kraft Macaroni & Cheese. Ms. Lynch started her career with Ford Motor Company in marketing and sales.
Key Skills and Qualifications:
• Leadership experience—professional association with Vail Resorts began in 2011; CEO and director of Vail Resorts since November 2021; former Executive Vice President and Chief Marketing Officer of a large public company (Vail Resorts); former Chief Marketing Officer at multinational food and beverage corporation (PepsiCo); former Vice President of marketing for large food manufacturing conglomerate (Kraft); former director at publicly traded e-commerce company (Stitch Fix)
• Industry and Marketing experience—former Chief Marketing Officer at two major corporations leading brand marketing and consumer insights across the enterprises (Vail Resorts, PepsiCo); multiple marketing positions, including Vice President, overseeing various product divisions (Kraft); marketing and sales at multinational automobile manufacturer (Ford)
• Finance experience—current CEO of large public company (Vail Resorts)

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Director Nominee	Business Experience, Other Directorships and Qualifications
NADIA RAWLINSON Age – 44 Operating Chairman, WNBA Chicago Sky Director Since December 2019 Independent Committees: Compensation (Chair)
Ms. Rawlinson is currently a co-owner and the Operating Chairman of the WNBA franchise Chicago Sky. In her capacity as Operating Chairman, Ms. Rawlinson leads the ownership group and oversees all business operations, strategy, and government relations. Additionally, Ms. Rawlinson is a Venture Advisor at GV, the venture capital arm of Alphabet Inc. With $8 billion under management, GV invests in early-stage consumer, life sciences, enterprise, and frontier technology companies. Before joining GV, she built a robust career in human resources and was the Chief People Officer of Slack Technologies, Inc., a leading channel-based messaging platform, where she was responsible for shaping the future of work and overseeing human resources strategy. From June 2016 to September 2020, she was the Chief Human Resources Officer at Live Nation Entertainment, leading HR for the company’s 35,000 full time and seasonal employees. Ms. Rawlinson also worked as the Chief Human Resources Officer at Rakuten Americas, part of Japan-based Rakuten Group, one of the largest Internet services companies in the world. Early in her career, she operated in both HR and Business leadership roles at Groupon, American Express, and Google. Ms. Rawlinson is currently a director at J.Crew Group, Inc. serving as a member of the compensation committee, and a board member of the international NGO Save the Children. Ms. Rawlinson currently serves on the Stanford University Board of Trustees. Ms. Rawlinson received her BA from Stanford University and MBA from Harvard Business School.
Key Skills and Qualifications:
• Leadership experience—former Chief People Officer of leading channel-based messaging platform (Slack); former Chief Human Resources Officer of a Fortune 500 live music entertainment company (Live Nation); former Chief Human Resources Officer of a large international Internet services company (Rakuten Americas); leadership positions at various technology and financial services companies (Groupon, American Express)
• Industry and Technology experience—former Chief Human Resources Officer of large international e-commerce and software as a service (SaaS) technology companies (Rakuten Americas, Slack Technologies)
• Finance experience—current Venture Adviser at GV

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Director Nominee	Business Experience, Other Directorships and Qualifications
JOHN T. REDMOND Age – 65 Former CEO, Allegiant Travel Company Director Since March 2008 Independent Committees: Audit
Mr. Redmond served as the CEO of Allegiant Travel Company from June 2022 to September 2023, and also served as a director of Allegiant. Before Mr. Redmond’s time as CEO, Mr. Redmond was the President of Allegiant Travel Company from September 2016 to June 2022. Prior to joining Allegiant, Mr. Redmond was the Managing Director and Chief Executive Officer of Echo Entertainment Group Limited, a leading Australian entertainment and gaming company, from January 2013 to April 2014, and previously served as a non-executive director from March 2012 to January 2013. Mr. Redmond was President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living, and retail developments, and a director of its parent company, MGM Resorts International, from March 2001 to August 2007. He served as Co-Chief Executive Officer and a director of MGM Grand, Inc. from December 1999 to March 2001. Mr. Redmond was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond previously served on the board of directors of Tropicana Las Vegas Hotel and Casino, Inc.
Key Skills and Qualifications:
• Leadership and Finance experience—former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM); former CEO and director of leisure travel company (Allegiant)
• Industry and International experience—former CEO and director of leisure travel company (Allegiant); former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM)

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Director Nominee	Business Experience, Other Directorships and Qualifications
MICHELE ROMANOW Age – 38 Co-Founder and Executive Chairman, Clearco Director Since October 2016 Independent Committees: Compensation Current Public Directorships: BBTV Holdings, Inc.
Ms. Romanow is the Co-Founder and Executive Chairman of Clearco (formerly Clearbanc), a technology company changing the way companies raise money by providing fast, affordable growth capital to online brands. She transitioned from CEO to Executive Chairman of Clearco in January 2023. Clearco has invested $5 billion into more than 10,000 companies in 13 countries. Clearco is headquartered in Toronto, Canada. Previously, Ms. Romanow was the Co-Founder of Snap by Groupon (previously SnapSaves), which was founded in March 2012 and acquired by Groupon, Inc. in June 2014. She served as a senior marketing executive for Groupon from June 2014 until March 2016. In February 2011, Ms. Romanow founded Buytopia.ca, a Canadian e-commerce leader. Prior to that, she was Director of Corporate Strategy & Business Improvement for Sears Canada. Ms. Romanow is also one of the venture capitalists on the award-winning CBC series Dragons’ Den. Ms. Romanow is a member of the board of directors of BBTV Holdings Inc., a Canadian media and technology company whose stock is publicly traded on the Toronto Stock Exchange. Ms. Romanow was previously a member of the board of directors of Whistler Blackcomb, which was acquired by Vail Resorts in October 2016, SHAD, a Canadian charity for high school students, Freshii Inc., a publicly listed Canadian fast casual restaurant franchise, and League of Innovators, a Canadian charity. She holds a Bachelor of Science in Engineering and a Master of Business Administration from Queen’s University.
Key Skills and Qualifications:
• Leadership experience—Co-founder and Executive Chairman of Clearco; former CEO of Clearco; co-founder of SnapSaves (now Snap by Groupon) and former head of marketing of Snap by Groupon; co-founder and former partner of Buytopia.ca; former director of Freshii; former director of Whistler Blackcomb
• Technology and Marketing experience—former senior marketing executive (Groupon); co-founder of three technology companies (Clearco, SnapSaves and Buytopia.ca)

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Director Nominee	Business Experience, Other Directorships and Qualifications

HILARY A. SCHNEIDER
Age – 62
Strategic Advisor to the Board of Directors,
Shutterfly, LLC
Director Since
March 2010
Independent
Committees:
Compensation
Current Public Directorships:
DigitalOcean, Inc.

Ms. Schneider is currently a Strategic Advisor to the Board of Directors of Shutterfly, LLC, a leading digital retailer and manufacturer of personalized products and services. She was Chief Executive Officer and Chair of the Board of Directors of Shutterfly from January 2020 to June 2023. From January 2018 to November 2019 she served as CEO of Wag!, the country's largest on-demand mobile dog walking and dog care service. Prior to that, Ms. Schneider served as the CEO of LifeLock, Inc., a leading provider of identity theft protection, identity risk assessment, and fraud protection services, a position she held from March 2016 until the acquisition of LifeLock by Symantec in February 2017. From September 2012 to February 2016, she served as the President of LifeLock, Inc. From March 2010 to November 2010, Ms. Schneider served as Executive Vice President at Yahoo! Americas. She joined Yahoo! in September 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, she held senior leadership roles at Knight Ridder, Inc., from April 2002 to January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. From 2000 to 2002, Ms. Schneider served as President and CEO of Red Herring Communications. She also held numerous roles at Times Mirror from 1990 through 2000, including President and CEO of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider serves on the board of directors of DigitalOcean, Inc., a cloud-based service provider, Getty Images, Inc. a visual media company, Water.org, a non-profit organization, and the American Journalism Project, a local news venture philanthropy. Ms. Schneider was also previously a member of the board of directors of LifeLock, Inc. and SendGrid, Inc.
Key Skills and Qualifications:
• Leadership experience—former CEO of leading digital retailer and personalized products manufacturer (Shutterfly, LLC), former CEO of an on-demand dog walking and dog care company (Wag!), former director, President and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!)
• Industry and Marketing experience—former president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!); former director of a SaaS-based multi-channel engagement platform (SendGrid); senior advisor to large private equity investment firm (TPG)

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Director Nominee	Business Experience, Other Directorships and Qualifications

D. BRUCE SEWELL
Age – 65
Former Senior Vice President,
General Counsel & Secretary
Apple Inc.
Director Since
January 2013
Lead Independent Director
Since June 2019
Independent
Committees:
Audit, Executive,
Nominating & Governance
(Chair)
Current Public Directorships:
C3.ai, Inc.

From September 2009 until December 2017, Mr. Sewell was Senior Vice President, General Counsel and Secretary of Apple Inc., overseeing all legal matters for Apple, including corporate governance, intellectual property, litigation, and securities compliance, as well as global security operations, privacy, and encryption. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005 to 2009. He also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995 as a senior attorney, Mr. Sewell was a partner in the law firm of Brown and Bain PC. He currently serves on the board of directors and as chair for the nominating & governance committee of C3.ai, Inc., an enterprise artificial intelligence software company, and serves on the board of Clearco, a privately held growth capital technology company. Mr. Sewell also serves on the board of Village Enterprise, a charitable organization focusing on training and creating sustainable businesses in Africa, and is the President and Director of Friends of Lancaster University in America, a non-profit organization supporting higher education.
Key Skills and Qualifications:
• Leadership and Finance experience—prior General Counsel of a large international public company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel)
• Technology and International experience—prior General Counsel of international public mobile communication, personal computer, software, and media devices company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel); leadership position at cloud-based enterprise Platform as a Service (PaaS) for deployment of big data, AI & IoT software applications (C3.ai)

Director Nominee	Business Experience, Other Directorships and Qualifications
JOHN F. SORTE Age – 76 Executive Chairman, Morgan Joseph TriArtisan Group Inc. Director Since January 1993 Independent Committees: Audit (Chair), Compensation, Nominating & Governance, Executive
Mr. Sorte is Executive Chairman of Morgan Joseph TriArtisan Group Inc., a merchant bank. Prior to co-founding Morgan Joseph in 2001, he was President of New Street Advisors L.P. He previously held various positions at Drexel Burnham Lambert, including Head of the Energy Group, Co-head of Investment Banking, and Chief Executive Officer and member of the board of directors. Mr. Sorte started his career as an investment banker at Shearson Hammill. Mr. Sorte also serves on the board of directors of Shorts International Ltd. and previously served on the board of directors of Autotote Corp. and Westpoint Stevens Inc., as well as several private companies and non-profit organizations.
Key Skills and Qualifications:
• Leadership and Finance experience—Executive Chairman of merchant bank (Morgan Joseph); former President of private equity firm (New Street); prior leadership positions at global investment bank (Drexel)
• International experience—Executive Chairman of merchant bank with international operations (Morgan Joseph); prior leadership positions at global investment bank (Drexel)

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Director Nominee	Business Experience, Other Directorships and Qualifications
PETER A. VAUGHN Age – 59 Founder & Managing Director, Vaughn Advisory Group, LLC Director Since June 2013 Independent Committees: Audit, Nominating & Governance
Mr. Vaughn is the Founding and Managing Director of the Vaughn Advisory Group, LLC, a privately held company providing advisory and consulting services on global marketing, brand strategy, business strategy, organizational effectiveness, and executive coaching. Since October 2021, he has also served as the Chairman of the Board of Trustees of Vaughn College of Aeronautics and Technology in Queens, New York. From July 2018 to January 2020, Mr. Vaughn served as Chief Experience Officer of Avenues: The World School, a privately held, for-profit global network of independent schools headquartered in New York. From January 2013 through November 2014, he was the Senior Vice President of International Consumer Products and Marketing of the American Express Company, providing strategic marketing leadership for the company’s consumer card-issuing and network businesses in over 160 countries worldwide, with a focus on product line strategy, benefit sourcing and management, product innovation, brand management, communications, and advertising. Previously, he held several senior marketing roles within American Express, including serving as Chief Marketing Officer of Global Network Services from 2011 to January 2013, Senior Vice President of Global Brand Management from 2005 to 2011, Vice President of Marketing for the Travelers Cheque and Prepaid Services Group from 2002 to 2004, Vice President and General Manager of Lending for the Small Business Division in 2001, and Vice President of Acquisition and Advertising for Small Business Services from 1999 to 2001. From 1994 to 1999, he held several positions overseas in the Consumer Services Group of American Express, including Vice President of International Product Development, European Head of Revolving Credit and Lending, and Senior Director of European Product Development. Mr. Vaughn joined American Express in 1992, acting as Director of Marketing for the Consumer Financial Services Group.
Key Skills and Qualifications:
• Leadership and International experience—former senior global marketing positions and senior business leader in multiple business lines at a global, public financial services company (American Express); executive of global school network (Avenues)
• Marketing and Finance experience—principal of privately-held global brand strategy and marketing company (Vaughn Advisory Group); former senior global marketing positions and senior business leader in multiple business lines with operational marketing and profit/loss responsibility at a global, public financial services company (American Express); former senior executive of a global private school network (Avenues)

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH
OF THE NOMINEES NAMED ABOVE.
16

MANAGEMENT
The Company’s executive officers, as well as additional information with respect to such persons, are set forth below:
Name	Age	Position
Kirsten A. Lynch	55	Chief Executive Officer
Angela A. Korch	44	Executive Vice President and Chief Financial Officer
Bill Rock	58	President - Mountain Division
David T. Shapiro	53	Executive Vice President, General Counsel and Secretary
Gregory J. Sullivan	52	Executive Vice President, Retail/Rental & Hospitality
For biographical information about Ms. Lynch, see “Director Nominees” above.
Angela A. Korch has served as Executive Vice President and Chief Financial Officer since December 2022. Ms. Korch rejoined the Company from CorePower Yoga, where she served as Chief Financial Officer from May 2020 through December 2022. Ms. Korch originally joined the Company in 2010 and held several successive leadership roles, including Vice President of Corporate & Mountain Finance. During her tenure, Ms. Korch managed financial and capital allocation strategies, transformed core processes, and played an integral role in the integration of 32 mountain resorts. Prior to working at the Company, Ms. Korch was an Assistant Portfolio Manager at Muzinich & Company. She earned her MBA in finance from the NYU Stern School of Business, is a CFA charter holder, and has an undergraduate degree in applied economics and business management from Cornell University.
Bill Rock has served as the President of the Mountain Division since May 2023. Prior thereto, Mr. Rock served as Company’s Executive Vice President of Mountain Operations from June 2021 to May 2023, and from September 2019 until June 2021 served as Senior Vice President and Chief Operating Officer of the Rocky Mountain region with oversight responsibility for Vail Mountain, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado as well as Park City Mountain in Utah. Prior to this role, Mr. Rock was Senior Vice President and Chief Operating Officer of Park City Mountain, a role he began in October 2014. After joining the Company as the Vice President and Chief Operating Officer of Northstar California Resort in 2010, Mr. Rock oversaw operations for the Company’s three resorts in the Tahoe region. Mr. Rock started his career in the mountain resort industry in 1996 at Bristol Mountain in New York as Director of Marketing and subsequently held several leadership roles in the industry.
David T. Shapiro has served as Executive Vice President, General Counsel and Secretary since July 2015. Prior to joining the Company, Mr. Shapiro served as General Counsel and Senior Vice President for DaVita Kidney Care, a division of DaVita Inc., overseeing all aspects of the division’s legal work. Mr. Shapiro joined DaVita in 2008, serving as Senior Vice President and Chief Special Counsel from 2012 to 2013 and as Senior Vice President and Chief Compliance Officer from 2008 to 2012. From 2003 to 2007, he served as a trial attorney for the U.S. Department of Justice’s Civil Frauds Section in Washington, D.C. and, prior to that, in private practice at law firms in Connecticut, Philadelphia, and Washington, D.C. Mr. Shapiro currently serves as a member of the board of trustees for Colorado Academy, and is Chair of the Risk Committee. He has previously served on other private and non-profit boards, including the Children's Hospital Colorado, the Denver Public School Foundation, and the Denver Metro Chamber of Commerce.
Gregory J. Sullivan was appointed Executive Vice President of Retail and Hospitality in October 2022, after serving as Senior Vice President of Retail and Hospitality since June 2021. Mr. Sullivan joined the Company in September 2016 as Chief Operating Officer of Rental and Retail. Prior to joining Vail Resorts, Mr. Sullivan was the Senior Vice President of Global Business Transformation at Crocs, Inc. and before that he held numerous roles in a 20-year career with Walmart, culminating as a Division President, overseeing the Southeast Division based in Atlanta. Mr. Sullivan has previously served on the board of directors for SOS Outreach and as a council member of Executive Leadership Development for the American Diabetes Association.
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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Set forth in the following table is the beneficial ownership of common stock at the close of business on October 10, 2023 for all directors, nominees, named executive officers, and all directors and executive officers as a group as of such date.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Susan L. Decker	7,077	*
Nadia Rawlinson	3,330	*
John T. Redmond	21,542	*
Michele Romanow	6,023	*
Hilary A. Schneider	17,364	*
D. Bruce Sewell	19,843	*
John F. Sorte	45,750	*
Peter A. Vaughn	8,592	*
Robert A. Katz	271,880(2)	*
Angela A. Korch	0	*
Kirsten A. Lynch	38,403(3)	*
Michael Z. Barkin	14,303	*
Ryan Bennett	2,162	*
James C. O’Donnell	8,483	*
David T. Shapiro	6,704	*
Directors and current executive officers as a group (14 persons)	456,676(4)	1.2%
____________________
* Less than 1.0%.
(1)
Applicable percentages are based on 38,090,029 shares outstanding on October 10, 2023, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is c/o Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted share units, or RSUs, and common stock underlying share appreciation rights, or SARs, held by that person that are currently exercisable or are exercisable within 60 days of October 10, 2023, but excludes RSUs and our common stock underlying SARs held by any other person.
(2)	Includes 27,386 shares of common stock underlying 202,827 SARs (assuming a fair market value of $212.76 the closing price of our common stock on October 10, 2023).
(3)	Includes 8,349 shares of common stock underlying 101,463 SARs (assuming a fair market value of $212.76, the closing price of our common stock on October 10, 2023).
(4)	Includes 38,346 shares of common stock underlying 382,764 SARs (assuming a fair market value of $212.76 the closing price of our common stock on October 10, 2023).
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INFORMATION AS TO CERTAIN STOCKHOLDERS
Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities at the close of business on October 10, 2023.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Ronald Baron/Baron Capital Management, Inc.(2)	4,309,980	11.3%
The Vanguard Group, Inc.(3)	3,905,848	10.3%
BlackRock, Inc.(4)	4,639,362	12.2%
Select Equity Group, L.P.(5)	2,612,048	6.9%
APG Asset Management US Inc.(6)	2,139,550	5.6%
(1)	Applicable percentages are based on 38,090,029 shares outstanding on October 10, 2023.
(2)
As reported by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron and on a joint Schedule 13G/A filed with the SEC on February 14, 2023. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(3)	As reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on July 10, 2023. The address for the holder is 100 Vanguard Blvd, Malvern, PA 19355.
(4)	As reported by BlackRock, Inc. on a Schedule 13G/A filed with the SEC on October 6, 2023. The address for the holder is 50 Hudson Yards, New York, NY 10001.
(5)
As reported by Select Equity Group, L.P. (“Select LP”) and George S. Loening, who is the majority owner of Select LP and managing member of its general partner, on a joint Schedule 13G filed with the SEC on February 14, 2023. The address for the holders is 380 Lafayette Street, New York, New York 10003.

(6)
As reported by APG Asset Management US Inc. (“APG US”) on a Schedule 13G/A filed with the SEC on January 12, 2023. APG Asset Management, N.V. (“APG NL”) is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the securities to which this statement relates. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such securities to APG US, which is its wholly-owned subsidiary. Stichting Pensioenfonds ABP is the majority owner of APG Groep. The address for the holder is 666 3rd Ave, New York, NY 10017.

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
The Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects, advises, and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company’s Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for directors, officers and employees may be found in the “Governance” section of the Company’s website at investors.vailresorts.com.
BOARD LEADERSHIP AND LEAD INDEPENDENT DIRECTOR
Currently, the positions of Chairperson of the Board and Chief Executive Officer of the Company are held by separate persons, with Mr. Katz serving as our Executive Chairperson of the Board and Ms. Lynch serving as Chief Executive Officer. Both Mr. Katz and Ms. Lynch are considered non-independent directors. When the Chairperson of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Accordingly, Mr. Sewell serves as our Lead Independent Director, or Lead Director.
The Board believes that two leaders serving as Executive Chairperson and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. This structure results in two leaders being directly accountable to the Board and, through the Board, to stockholders. Specific duties of the Executive Chairperson and the Lead Director are:
EXECUTIVE CHAIRPERSON OF THE BOARD	LEAD DIRECTOR

•  Advising and supporting the CEO and other executives on long-term strategy and key strategic decisions;
•  Providing regular feedback to the CEO on their performance;
•  Engaging in select, key strategic projects, and initiatives;
•  Setting the agenda for Board meetings with the Lead Director and the CEO;
•  Having the authority to call special meetings of the Board and such other duties assigned to the Chairperson under the Company’s Bylaws;
•  Serving as a liaison between the Board and Senior Management;
•  Monitoring the content, quality, and timeliness of information sent to the Board;
•   Acting as a source of institutional knowledge; and
•  Being available to the Board and the CEO for additional responsibilities as may be needed.

•  Presiding over meetings of the Board at which the Executive Chairperson is not present, including executive sessions of independent directors;
•  Having the authority to call meetings of the independent directors;
•  Serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company’s Bylaws, including the right to call special meetings of the Board;
•  Serving as principal liaison on Board-wide issues between the independent directors and the Executive Chairperson;
•  Approving meeting agendas and meeting schedules for the Board;
•  Serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or the Board as a group; and
•  Such other duties as set forth in the Charter of the Lead Independent Director (attached as Appendix A to the Corporate Governance Guidelines).

MEETINGS OF THE BOARD
The Board held a total of four meetings during fiscal 2023. Each of our then-serving directors attended 100% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meeting of stockholders. All of our then-serving directors attended our 2022 annual meeting of stockholders.
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EXECUTIVE SESSIONS
The non-management directors’ practice is to meet in executive session following the conclusion of each regularly scheduled quarterly Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer and the Executive Chairperson. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading “Communications with the Board” below.
DIRECTOR NOMINATIONS
The Nominating & Governance Committee considers and recommends candidates for election to the Board. The Nominating & Governance Committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the Nominating & Governance Committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the Nominating & Governance Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Nominating & Governance Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience. In general, directors are expected to retire from the Board at the conclusion of the term in which they reach age 72, unless otherwise recommended for nomination by the Nominating & Governance Committee, which the Nominating & Governance Committee determined to do with respect to Mr. Sorte, who has attained the age of 76, particularly in light of his knowledge of and experience with the Company as well as his financial acumen.
Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected, by mail to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the nominees for election at this year’s annual meeting.
DETERMINATIONS REGARDING INDEPENDENCE
Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent, as determined based on the independence standards of the New York Stock Exchange's (“NYSE”) Listed Company Manual. In accordance with our Corporate Governance Guidelines and the NYSE’s listing standards, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz and Ms. Lynch, is “independent” under the NYSE’s listing standards and the categorical standards of director independence adopted by the Board. Information on our website does not constitute part of this document.
COMMUNICATIONS WITH THE BOARD
The Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board, the Lead Director, or the non-management directors as a group. This information is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. Information on our website does not constitute part of this document.
CODE OF ETHICS AND BUSINESS CONDUCT
The Company has adopted a Code of Ethics that applies to all directors, officers and employees, including its chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions. We make the Code of Ethics available to all directors, officers, and employees, and convey our expectation that every director, officer, and employee read and understand the Code of Ethics and its application to the performance of each such person’s business responsibilities. Our Code of Ethics uses a principles-based guideline to alert directors, officers, and employees to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual’s personal, social, financial, or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest
21

where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction, or business dealing involving the Company, then that person is instructed under the Code of Ethics to report such belief to an appropriate individual or department as identified in the Code of Ethics.
The Code of Ethics is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. In the event the Company amends or waives any of the provisions of the Code of Ethics applicable to our chief executive officer, chief financial officer, or chief accounting officer and controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), the Company intends to disclose these actions on its website. Information on our website does not constitute part of this document.
RISK MANAGEMENT
The Board believes that oversight of the Company’s overall risk management program is the responsibility of the entire Board and views risk management as an important part of the Company’s overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee, and the Board receives periodic updates on individual areas of risk from the Audit Committee or members of senior management, as appropriate. The Board also periodically schedules a risk management agenda item for regular Board meetings, during which the Audit Committee or members of senior management report to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company’s risk management program. Specifically, cybersecurity has been identified as a critical part of risk management at the Company. The Company has a dedicated team that is responsible for leading enterprise-wide information security strategy, policy, standards, architecture, and processes. Cybersecurity oversight consists of the Audit Committee receiving quarterly updates from the Chief Information Officer regarding major cyber risk areas and recommended actions to address those risks.
The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company’s risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.
SUSTAINABILITY EFFORTS
The Company’s resorts operate in some of the world’s greatest natural environments, and accordingly environmental stewardship is a core philosophy for the Company. In 2017, the Company launched its Commitment to Zero, a pledge to have a zero net operating footprint by 2030. This commitment includes achieving (i) zero net emissions by finding operational energy efficiencies, investing in renewable energy, and investing in offsets and other emissions reduction projects, (ii) zero waste to landfills by diverting 100 percent of waste from the Company’s operations, and (iii) zero net operating impact to forests and habitat by restoring an acre of forest for every acre displaced by the Company’s operations. Performance against these objectives and targets is routinely monitored, and details on the Company’s performance against these goals can be found in our EpicPromise Progress Report at epicpromise.com/environment/commitment-to-zero/. Information on this website does not constitute part of this document.
COMPENSATION RISK ASSESSMENT
The Compensation Committee, with the assistance of our independent compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company’s compensation program, which includes a mix of annual and long-term incentives, cash and equity awards, and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.
COMMITTEES OF THE BOARD
The Board has a standing Audit Committee, Compensation Committee, Executive Committee, and Nominating & Governance Committee. The charters for each of these committees, which have been approved by the Board, are available in the “Governance” section of the Company’s website under “Committee Charters” at investors.vailresorts.com. Following is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Information on our website does not constitute part of this document.
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The Audit Committee
The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting, and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate, and terminate, as appropriate, the Company’s independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company’s Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal control over financial reporting; (9) oversee management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and regulations and the Company’s Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.
The members of the Audit Committee are Mr. Sorte, Chair, and Messrs. Redmond, Sewell, and Vaughn. The Board has determined that each of Messrs. Redmond, Sorte, and Sewell qualify as an “audit committee financial expert” as defined in the SEC’s rules and regulations adopted pursuant to the Exchange Act, and that all of the members of the Audit Committee are “independent” as defined by the NYSE’s listing standards and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2023.
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AUDIT COMMITTEE REPORT
Management is responsible for the Company’s accounting practices, internal control over financial reporting, the financial reporting process, and preparation of the consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2023 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company’s independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Company’s independent registered public accounting firm, and were satisfied with, that firm’s independence from the Company and its management. The Audit Committee has also considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company’s internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.
Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended July 31, 2023 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023 for filing with the SEC.
Audit Committee
John F. Sorte, Chair
John T. Redmond
D. Bruce Sewell
Peter A. Vaughn
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The Compensation Committee
The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives (including the Chief Executive Officer’s performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (2) review the performance of, make recommendations (where appropriate) with respect to, and approve the total compensation for the executive officers of the Company other than the CEO, including any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements, or waivers to the foregoing agreements; (3) oversee the Company’s overall compensation structure, policies, and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company’s Compensation Discussion and Analysis, or “CD&A,” and consider whether to recommend that it be included in the Company’s proxy statement or Annual Report; and (7) consider and recommend to the Board the frequency of the Company’s advisory vote on executive compensation.
The members of the Compensation Committee are Ms. Rawlinson, Chair, Mses. Decker, Romanow, and Schneider and Mr. Sorte. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE’s listing standards. In addition, the Compensation Committee consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held three meetings during fiscal 2023.
Compensation Committee Processes and Procedures
The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee sole authority, at the expense of the Company, to retain or to obtain advice from a compensation consultant, legal counsel, or other adviser to assist in the execution of the Compensation Committee’s responsibilities. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any consultant or adviser retained and has authority to approve the fees and other retention terms. The Compensation Committee expects that it will seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company’s compensation programs remain appropriate and consistent with industry practices. Prior to the retention of any compensation consultant, legal counsel, or any other external adviser, the Compensation Committee will assess the independence of such adviser from management, taking into consideration all factors relevant to such adviser’s independence, including factors specified in the NYSE listing standards.
During fiscal 2023, the Compensation Committee engaged Aon's Human Capital Solutions Practice, a division of Aon plc. (“Aon”), a multinational, multi-services insurance and consulting firm as its independent compensation consultant. Aon was retained by the Compensation Committee to review the Company’s executive and Board compensation programs, including an analysis relating to the compensation of our Chief Executive Officer and a compensation program risk assessment.
In fiscal 2023, Aon was paid approximately $133,000 for these executive compensation consulting services provided to the Compensation Committee. During fiscal 2023, Aon and its affiliates provided insurance services, health benefits, valuation services, and a pharmacy coalition membership. The decision to engage Aon and its affiliates for these additional services was made by management as part of the Company’s existing relationship with Aon concerning these services, and was not approved, or required to be approved, by the Compensation Committee or the Board. Professional fees for the foregoing additional services in fiscal 2023 were approximately $634,000, or 0.005% of Aon's approximately $12.5 billion corporate revenues. The individuals at Aon that advise the Compensation Committee on executive compensation matters have no involvement in the other services provided to the Company by Aon and its affiliates, and the individuals at Aon advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. These individuals have no other relationship with the Company or
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management. The Compensation Committee has assessed the independence of Aon as required by the NYSE listing standards. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by Aon and its affiliates.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant certain equity-based awards for hiring incentive grants, correction grants, or grants to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer’s authority to make new hire incentive grants is limited by the restrictions established by the Compensation Committee.
Historically, the Compensation Committee has made adjustments to annual compensation, determined annual cash and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2023 are described in greater detail in the Compensation Discussion & Analysis section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.
Compensation Committee Interlocks and Insider Participation
During fiscal 2023, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2023.
Compensation Committee
Nadia Rawlinson, Chair
Susan L. Decker
Michele Romanow
Hilary A. Schneider
John F. Sorte
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The Nominating & Governance Committee
The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee’s consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company’s Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm’s fees and other retention terms.
The members of the Nominating & Governance Committee are Mr. Sewell, Chair, Mr. Sorte, and Mr. Vaughn. The Board has determined that all members of the Nominating & Governance Committee are “independent” as defined by the NYSE’s listing standards. The Nominating & Governance Committee held two meetings during fiscal 2023.
The Executive Committee
The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. For fiscal 2023, the members of the Executive Committee were Messrs. Katz, Sewell, and Sorte and Ms. Lynch. The Executive Committee held multiple discussions, but no formal meetings during fiscal 2023.
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DIRECTOR COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL 2023
The following table provides information concerning the compensation of our non-employee directors in fiscal 2023:
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Susan L. Decker(5)	85,000	220,283	—	305,283
Nadia Rawlinson(6)	95,000	220,283	12,980	328,263
John T. Redmond(7)	90,000	220,283	—	310,283
Michele Romanow(8)	85,000	220,283	—	305,283
Hilary A. Schneider(9)	85,000	220,283	—	305,283
D. Bruce Sewell(10)	155,000	220,283	—	375,283
John F. Sorte(11)	130,000	220,283	—	350,283
Peter A. Vaughn(12)	100,000	220,283	14,074	334,357
(1)
Mr. Katz and Ms. Lynch are also named executive officers and their compensation is included in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. Neither Mr. Katz nor Ms. Lynch receive any additional compensation for their service on the Board.

(2)
Consists of non-employee director annual retainers, and, if applicable, lead director fees, committee chair fees, and committee member fees. Cash compensation paid to each director in fiscal 2023 was as follows:

		Committees
	Board of Directors	Audit	Compensation	Nominating & Governance	Executive
	Board Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Total ($)
Susan L. Decker	75,000	—	10,000	—	—	85,000
Nadia Rawlinson	75,000	—	20,000	—	—	95,000
John T. Redmond	75,000	15,000	—	—	—	90,000
Michele Romanow	75,000	—	10,000	—	—	85,000
Hilary A. Schneider	75,000	—	10,000	—	—	85,000
D. Bruce Sewell	115,000	15,000	—	15,000	10,000	155,000
John F. Sorte	75,000	25,000	10,000	10,000	10,000	130,000
Peter A. Vaughn	75,000	15,000		10,000	—	100,000
(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2023 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(4)	All other compensation for fiscal 2023 includes the following:
	Charitable Donations ($)(a)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(b)	Total ($)
Susan L. Decker	—	—	—
Nadia Rawlinson	—	12,980	12,980
John T. Redmond	—	—	—
Michele Romanow	—	—	—
Hilary A. Schneider	—	—	—
D. Bruce Sewell	—	—	—
John F. Sorte	—	—	—
Peter A. Vaughn	—	14,074	14,074
(a)
Represents the value of vacation packages donated to charity on behalf of a director under the Company’s charitable donations program. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program.

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(b)
Represents the amounts reported during fiscal 2023 that were used by a director towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use under the Company’s Director Perquisite Fund Program. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year.

(5)	As of July 31, 2023, Ms. Decker held 1,071 unvested RSUs.
(6)	As of July 31, 2023, Ms. Rawlinson held 1,071 unvested RSUs.
(7)	As of July 31, 2023, Mr. Redmond held and 1,071 unvested RSUs.
(8)	As of July 31, 2023, Ms. Romanow held 1,071 unvested RSUs.
(9)	As of July 31, 2023, Ms. Schneider held 1,071 unvested RSUs.
(10)	As of July 31, 2023, Mr. Sewell held 1,071 unvested RSUs.
(11)	As of July 31, 2023, Mr. Sorte held 1,071 unvested RSUs.
(12)	As of July 31, 2023, Mr. Vaughn held 1,071 unvested RSUs.
DIRECTOR CASH COMPENSATION
All of our non-employee directors receive annual cash fees, payable in quarterly installments. The annual cash retainer for each Board member is $75,000 and no additional per meeting fees are paid. In addition, the Lead Director of the Board receives an additional $40,000 per year and the Chairperson of the Audit Committee receives an additional $25,000 per year. Each other Audit Committee member receives an additional $15,000 per year, the Chairperson of the Compensation Committee receives an additional $20,000 per year, the Chairperson of the Nominating & Governance Committee receives an additional $15,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member receives an additional $10,000 each per year. Members of the Executive Committee receive an additional $10,000 per year. A non-executive Chairperson of the Board would receive an additional annual retainer of $50,000, but we currently have an Executive Chairperson, and he is not entitled to this retainer.
All directors received reimbursement of their reasonable travel expenses in connection with their service.
DIRECTOR EQUITY COMPENSATION
The Company provides its non-employee directors with an annual grant of restricted share units (“RSUs”) as determined each year by the Compensation Committee. The RSUs vest on the first anniversary of the grant date. For fiscal 2023, each non-employee director received RSUs with a grant date value of $220,283, consisting of 1,071 RSUs granted on September 29, 2022. The aggregate grant date fair value of these RSUs is set forth under the “Stock Awards” column of the Director Compensation Table and described in footnote 3 above.
LIMITED DIRECTOR PERQUISITES AND PERSONAL BENEFITS
Non-employee directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services or goods at our resorts for personal use in accordance with the terms of the Company’s Director Perquisite Fund Program. Each director is entitled to an annual $40,000 allowance to be used at the Company’s resorts in accordance with such program, under which directors may draw against the account to pay for services or goods at the market rate. Unused funds in each director’s account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company. For this purpose, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges.
In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Company’s Director Perquisite Fund Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence.
STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS
Each non-employee director must own shares of our common stock equal to the greater of five times his or her annual cash retainer for Board service or $375,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock (except to pay the exercise price of a particular equity grant, if any, or taxes generated as a result of equity grants) until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director’s ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines.
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DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. To our knowledge, based solely on a review of the reports filed by or on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that during fiscal 2023 our directors, executive officers, and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except Ms. Decker who did not timely report 76 shares gifted in December 2021 due to an administrative error.
TRANSACTIONS WITH RELATED PERSONS
RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, contract, agreement, understanding, loan, advance, or guarantee (or any series of similar transactions or arrangements) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.
Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairperson of the Audit Committee, the full Audit Committee, or the Board for consideration and approval, depending upon the size of the transaction involved. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.
To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.
During fiscal 2023 and through the date of this Proxy Statement, there were no related party transactions under the relevant standards described above.
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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program, the various components of our program, and the compensation-related decisions made for fiscal 2023 with respect to our named executive officers (“NEOs”). For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for fiscal 2023 were:
•	Kirsten A. Lynch, Chief Executive Officer (“CEO”)
•	Robert A. Katz, Executive Chairperson
•	Angela A. Korch, Executive Vice President and Chief Financial Officer[1]
•	Michael Z. Barkin, Former Executive Vice President and Chief Financial Officer[1]
•	James C. O’Donnell, Former President – Mountain Division[2]
•	David T. Shapiro, Executive Vice President, General Counsel and Secretary
•	Ryan Bennett, Former Senior Vice President and Chief Marketing Officer[3]
1.	Ms. Korch assumed the role of Executive Vice President and Chief Financial Officer as of December 22, 2022, when she succeeded Mr. Barkin in the position.
2.	Effective March 3, 2023, Mr. O’Donnell is no longer with the Company.
3.	Effective October 20, 2023, Mr. Bennett is no longer with the Company.
Leadership Transitions
Angela A. Korch assumed the role of Executive Vice President and Chief Financial Officer, effective December 22, 2022, succeeding Michael Z. Barkin. Mr. Barkin left after nearly a decade in the role to take time to pursue personal opportunities. Ms. Korch previously worked at the Company from 2010 through 2020, and held several successive leadership roles during that time, including Vice President of Corporate & Mountain Finance.
On March 2, 2023, the Company announced that effective March 3, 2023, James C. O’Donnell would no longer be with the Company, and that Bill Rock, the former Executive Vice President, Mountain Operations and Chief Operating Officer of the Rocky Mountain region, would assume the role of President of the Mountain Division, effective May 1, 2023.
On October 16, 2023, the Company announced that effective October 20, 2023, Ryan Bennett would no longer be with the Company.
Company Performance Highlights
•
Our fiscal 2023 total net revenue increased $363.5 million, or 14.4%, to $2,889.4 million. Net income attributable to Vail Resorts, Inc. was $268.1 million for fiscal 2023 compared to net income attributable to Vail Resorts, Inc. of $347.9 million for fiscal 2022. The decrease was primarily attributable to a large gain on the disposal of fixed assets in the prior year, and an increase in fiscal 2023 expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease. Resort Reported EBITDA was $834.8 million for fiscal 2023, compared to Resort Reported EBITDA of $836.9 million for fiscal 2022.

•	Through September 22, 2023, our North American ski season pass sales increased approximately 7% in units and 11% in sales dollars as compared to the prior year through September 23, 2022.
•
During fiscal 2023, we made significant investments in employee wages and benefits including (i) the increase of minimum wage for North American employees to $20 per hour, (ii) a substantial investment in our human resource department to support more normalized staffing and deliver enhanced employee experience and a new frontline leadership development program, (iii) a new mental health program available for all employees, (iv) expanded reproductive care, (v) the establishment of a Flexible Remote Work policy which allows corporate employees to permanently work from any state in which we currently operate, and (vi) new employee benefits, including a 40% discount for retail and rental gear.

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•
We achieved normal staffing levels at our mountain resorts for the 2022/2023 North American ski season, which enabled our resorts to deliver a strong guest experience resulting in a significant improvement in guest satisfaction scores that exceeded pre-COVID levels at our destination mountain resorts.

•	We have continued to demonstrate the stability and strength of our business model and to execute on our long-term business strategies, including:
○
In August 2022, we closed on our purchase of a majority stake in Andermatt-Sedrun in Switzerland, marking the Company’s first strategic investment in, and opportunity to operate, a ski resort in Europe.

○
During fiscal 2023, we repurchased approximately 2.2 million shares of our common stock, or 5.4% of shares outstanding, at an average price of approximately $229 for a total of $500 million. Additionally, we increased our quarterly dividend by approximately 8% during fiscal 2023 to $2.06 per share.

○
We plan to complete our calendar year 2023 capital plan of $180 million to $185 million, excluding one-time investments related to integration activities, deferred capital associated with previously delayed projects, reimbursable investments associated with insurance recoveries, and growth capital investments at Andermatt-Sedrun.

○
We continue to be disciplined stewards of our capital and remain committed to continuous investment in our people, strategic, high-return capital projects, strategic acquisition opportunities, and returning capital to our stockholders through our quarterly dividend and share repurchase program.

The leadership and dedication of our executive management team has been essential to delivering these strategic and operational achievements.
Executive Summary of our Compensation Program
Our executive compensation program, which is grounded in the principle of pay-for-performance, is intended to reward our executive officers for sustained, high-level performance over the short and long-term as demonstrated by measurable, company-wide performance metrics and individual contributions that are consistent with our overall growth strategy and achievement of goals. We compensate our executive officers with a combination of cash compensation (in the form of base salary and annual cash incentive compensation) and equity awards, as well as a modest amount of benefits and perquisites. Our compensation program has been structured to enhance our ability to achieve our short-term and long-term strategic goals and to retain and motivate our executive officers and senior management to achieve such goals.
Our Executive Compensation Program Emphasizes Pay-for-Performance
The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers to drive superior results and generate stockholder value. We accomplish this objective in the following ways:
•
Annual Incentive Awards. Our Management Incentive Plan (“MIP”), which provides for the award of annual cash incentive compensation, referred to in this CD&A as a “MIP award,” is intended to focus our executive officers on the key corporate financial metrics that we believe drive our best results. The Compensation Committee selected Resort Reported EBITDA (earnings before interest, taxes, depreciation, and amortization, as reported for our Mountain and Lodging segments combined) as the primary performance metric for the MIP. The NEOs’ annual cash incentive fluctuates with our performance and the achievement of our annual goals as established by the Compensation Committee.

•
Long-Term Equity Awards. A significant portion of our NEOs’ total annual compensation opportunity is in the form of long-term equity incentive compensation, including share appreciation rights (“SARs”) and restricted share units (“RSUs”), which generally vest ratably over three years. Value for each of SARs and RSUs fluctuates with our stock price, and SARs only have value if the share price exceeds the exercise price. Consistent with of our pay-for-performance philosophy and to align the interests of our CEO with our stockholders, the Compensation Committee made approximately 50% of our CEO’s annual equity grant in the form of SARs with an exercise price that is 10% greater than the closing price of our common stock on the grant date (“Premium SARs”). For fiscal 2023, the Compensation Committee granted Ms. Lynch long-term equity value consisting of approximately 50% Premium SARs and 50% time-based vesting RSUs.

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•
High Percentage of Compensation is Variable or “At-Risk.” A significant percentage of our NEOs’ compensation is tied to incentives or appreciation in our stock price, and as executive officers attain greater levels of responsibility, the percentage of their total target compensation that is variable or “at-risk” increases, and the percentage that is fixed decreases. Our commitment to emphasizing variable and “at-risk” compensation is illustrated by the following charts for fiscal 2023:

(1)	Excludes compensation for Mr. Barkin and Mr. O’Donnell.
Our Executive Compensation Program is Supported by Our Stockholders
At our annual meeting of stockholders held on December 7, 2022, approximately 97% of the votes cast on the proposal were voted in support of the advisory resolution to approve the compensation of our NEOs. After considering the results of this vote, the Compensation Committee concluded that there is strong stockholder support of our executive compensation program and its emphasis on pay-for-performance. As a result, the Compensation Committee determined to maintain the current executive compensation program.
At our 2017 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board of Directors. Consistent with this preference, our Board of Directors has implemented an advisory vote on executive compensation every year. Pursuant to the SEC rules, we are submitting a proposal to stockholders (“Proposal 4”) for an advisory vote on the frequency of future advisory votes on executive compensation in this proxy statement, and we have recommended that shareholders vote to continue to hold annual advisory votes on executive compensation.
Effective Corporate Governance Reinforces Our Executive Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practices:
WHAT WE DO	WHAT WE DON’T DO

Annual Advisory Vote to Approve Executive Compensation. We provide our stockholders with an annual opportunity to vote on an advisory basis to approve the compensation paid to our NEOs as disclosed in this Proxy Statement.

Independent Compensation Committee. Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and makes all final determinations regarding the compensation of our NEOs.

Significant Portion of Executive Compensation Is Variable and At-Risk. A significant portion of our NEOs’ compensation is comprised of elements of variable and at-risk compensation that are tied to defined corporate and individual performance goals or stock price performance. Our three-year average at-risk compensation is approximately 83.0% of our

No Excessive Perquisites. We provide our executive officers with limited perquisites, which consist primarily of credit at our owned and operated properties designed to incentivize our executive officers to visit and use our resorts in order to make informed decisions regarding our business and the guest experience and provide relevant feedback concerning our properties and services.

No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits. We do not pay tax gross-ups on the limited perquisites that our executive officers receive, except in the case of standard relocation benefits available to all similarly situated employees.

No Excise Tax Gross-Ups. We do not pay excise tax gross-ups in connection with the change in control arrangements provided to our executive officers.

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WHAT WE DO	WHAT WE DON’T DO

CEO’s total compensation and approximately 69.4% of our other NEOs’ total compensation. In addition, approximately 50% of the long-term equity incentives granted to our CEO each fiscal year consist of Premium SARs that have an exercise price that is 10% greater than the closing price of our common stock on the grant date.

Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives. A significant portion of our NEOs’ compensation is comprised of long-term equity incentive awards, consisting of SARs and RSUs, which generally vest over three years. In the last three fiscal years, approximately 73.1% of our CEO’s and 61.9% of other NEOs’ total compensation as reported in the Summary Compensation Table, has on average been in the form of long-term equity-based incentives.

Market Alignment of Compensation but with Greater Emphasis on At-Risk Compensation. To attract and retain talented executive officers, we align targeted compensation opportunity with comparable levels to our peer group, but we generally make at-risk compensation a more significant component.

Independent Compensation Consultant. The Compensation Committee periodically retains and receives advice from an independent compensation consultant.

Clawback Policy.  The Compensation Committee has adopted a clawback policy that, in the event of a financial restatement, requires us to recoup cash or equity-based incentive compensation from executive officers that was paid based on the misstated financial information.

Stock Ownership Guidelines. Our executive officers are subject to meaningful stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders. Additionally, until the applicable guideline is achieved for an executive, he or she is required to retain at least 75% of the net shares received from vesting of RSUs or exercise of SARs.

Use of Tally Sheets.  The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our NEOs when evaluating executive compensation.

Annual Risk Assessment.  The Compensation Committee, with the assistance of our independent compensation consultant, annually conducts a compensation risk assessment and, for fiscal 2023, determined that the Company’s compensation policies and practices, or components thereof, do not create risks that are reasonably likely to have a material adverse effect on the Company.

No Automatic Salary Increases or Guaranteed Bonuses. We do not guarantee annual salary increases or bonuses for any NEO and no employment agreement with any NEO contains such provisions.

No “Single Trigger” Automatic Cash Payments, Benefits or Equity Vesting Upon a Change in Control. The change in control arrangements provided to our executive officers require a termination event (including a termination by the executive for “good reason”) following a change in control before any cash-based payments or benefits are triggered. Additionally, our CEO’s potential cash severance is two times her base salary plus prior year bonus. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

No Hedging or Pledging. Under our Insider Trading Compliance Program, senior level employees, including our executive officers, as well as our directors, are prohibited from conducting short sales or using derivatives or other instruments designed to hedge against the risk of ownership of our securities or otherwise offset any decrease in the market value of our securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.

No Equity Repricing. We expressly prohibit the repricing of underwater SARs without stockholder approval.

No Pension Plans or SERPs. We do not provide our executive officers with tax-qualified defined benefit pension plans or supplemental executive retirement plans.

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Key Objectives of Our Executive Compensation Program
Our executive compensation program focuses on the following three key objectives:
•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.
•
Attracting, Retaining, and Motivating. Attract, retain, and motivate talented executives who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value. We have structured our compensation program to recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

Compensation Decision Process
Role of the Compensation Committee
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its sole discretion, considers the recommendations of our CEO in setting executive compensation, including the compensation of the other NEOs. The Compensation Committee, however, makes all final determinations regarding these awards (subject to any matters requiring approval by the Board of Directors and/or our stockholders), and no executive officer is involved in the deliberations or the determination with respect to his or her own compensation. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO.
Role of Management
For executive officers other than herself, our CEO makes pay recommendations to the Compensation Committee based on competitive market data and an assessment of individual performance. Her recommendations to the Compensation Committee establish appropriate and market-competitive compensation opportunities for our executive officers, consistent with our overall pay philosophy. The Compensation Committee reviews and discusses the recommendations, in conjunction with the Compensation Committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Compensation Committee retains the services of Aon as its independent compensation consultant, in accordance with the Compensation Committee’s charter. Aon reports directly to the Compensation Committee. The Compensation Committee retains sole authority to hire or terminate Aon, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee chair between meetings. The Compensation Committee makes all final decisions regarding executive compensation.
Aon’s specific compensation consultation roles include, but are not limited to, the following:
•	advising the Compensation Committee on director and executive compensation trends and regulatory developments;
•	developing a peer group of companies for determining competitive compensation rates;
•	providing a total compensation study for executives and independent non-employee board members against peer companies;
•	providing advice to the Compensation Committee on corporate governance best practices, as well as any other areas of concern or risk;
•	serving as a resource to the Compensation Committee chair for meeting agendas and supporting materials in advance of each meeting;
•	reviewing and commenting on proxy statement disclosure items, including preparation of the CD&A; and
•	advising the Compensation Committee on management’s pay recommendations.
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The Compensation Committee has assessed the independence of Aon as required by the NYSE listing standards. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. Based on this review, the Compensation Committee concluded that there are no conflicts of interest raised by the work performed by Aon.
Role of Peer Companies and Competitive Market Data
To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes, based on its general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming, and hospitality industries, which we refer to as our “peer group.” We face a somewhat unique challenge in establishing a peer group because few publicly-traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, the Compensation Committee includes in our peer group a variety of leisure, travel, gaming, and hospitality companies with whom we may compete for executive talent.
The following peer group development criteria were used to assist with peer group development for the fiscal 2023 pay study:
•	Industries: similar to the Company in the leisure, travel, gaming, and hospitality industries;
•	Company size: approximately 0.4 times to 3 times the Company's annual revenues, with a secondary focus on market cap;
•	Peers: companies using the Company in their compensation peer group;
•	Peers of peers: companies used in the peer groups of potential peer companies; and
•	Competitors: companies that compete with the Company for business and management talent.
When performing its annual executive compensation review, the Compensation Committee has sole authority to engage an independent compensation consultant to assist in obtaining market data and analyzing the competitive nature of our compensation programs. In August 2022, the Compensation Committee engaged Aon to conduct a competitive market study to assist with fiscal 2023 pay decisions. The study included market data from Aon’s proprietary global compensation survey for similar-sized companies, and proxy disclosures for publicly-traded peer companies from the leisure, travel, gaming, and hospitality industries, as approved by the Compensation Committee. Our peer group approved by the Compensation Committee to assist with fiscal 2023 compensation decisions included:

Boyd Gaming Corporation
Cedar Fair, L.P.
Choice Hotels International Churchill Downs Inc.
Hilton Grand Vacations
Hyatt Hotels Corporation
Marriott Vacations Worldwide
Norwegian Cruise Line Holdings Ltd
Penn National Gaming Inc. Red Rock Resorts Inc. Six Flags Entertainment Corporation Travel + Leisure Co. Wyndham Hotels & Resorts, Inc. Wynn Resorts Ltd.
Extended Stay America, Inc. was removed from the fiscal 2023 peer group because they became privately-held. Hilton Grand Vacations and Choice Hotels International were added to the fiscal 2023 peer group because of their similar industry focus and comparable annual revenues.
The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies and survey data to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, and succession planning. The Compensation Committee also evaluates the compensation programs of other companies which, while not in the peer set, have similar characteristics of the Company’s business model, complexity, and sophistication.
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Role of Tally Sheets and Company-Specific Factors
In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance, and our own strategic goals. We also conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers.
The Compensation Committee, in conjunction with data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each NEO. These tally sheets present the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and the MIP award for the applicable fiscal year), perquisites, and the value of equity awards previously granted to the NEO as of the applicable fiscal year end, as well as the amounts that would have been payable to the NEO if employment had been terminated under various scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this Proxy Statement, together with peer group data, primarily for purposes of analyzing our NEOs’ total compensation and determining whether it is appropriate to adjust the compensation mix for our NEOs on a going-forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our NEOs remained consistent with our executive compensation philosophy and objectives.
Determination of CEO Compensation
At its first regularly scheduled meeting of the fiscal year, the Compensation Committee reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Committee also reviews competitive compensation data. Following review and discussion of the Company's financial performance at the first regularly scheduled Board meeting of the fiscal year, the Committee approves the CEO’s compensation.
Elements of Compensation
Our executive compensation program consists of the following elements, which are reviewed annually by the Compensation Committee and may be adjusted to align with market standards:
Compensation Element	Objective	Key Features
Base Salary	To attract and retain executives with a proven track record of performance
• Based primarily on the scope of an executive officer’s responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual’s loss would have on the Company, and other factors which may be deemed to be relevant by the Compensation Committee.
• No guaranteed increases to base salary.

Annual MIP Award	To motivate achievement of annual financial, operational, and strategic goals and achievement of individual annual performance objectives
• For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Ms. Lynch and individual performance for the other NEOs).
• MIP awards are paid in cash only.

Equity Incentive Awards	To align our executives’ interests with our stockholders’ long-term interests
• Equity awards are granted under our stockholder-approved 2015 Omnibus Incentive Plan, referred to in this Proxy Statement as the 2015 Plan.
• For fiscal 2023, we granted time-based vesting RSUs and SARs to provide a balanced portfolio of potential wealth accumulation and alignment to our stockholders’ long-term investment interests. Value in both programs fluctuates with our stock price, and SARs only have value if the share price exceeds the exercise price.
• SARs are granted with an exercise price of no less than the closing price of our common stock on the grant date. For Ms. Lynch, we grant Premium SARs

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Compensation Element	Objective	Key Features

with the exercise price set 10% higher than the closing value on the grant date. As such, stockholders realize a 10% return before Ms. Lynch may recognize personal gains from the exercise of any Premium SARs.
• For fiscal 2023, the Compensation Committee awarded Ms. Lynch her long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs, which consisted of 12,102 RSUs and 47,125 Premium SARs, each vesting annually over three years.
• For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity vesting will only accelerate if an award is not assumed or replaced or in the event of a “double trigger” termination without cause within 12 months of a change in control event. Accordingly, no outstanding unvested awards provide for accelerated vesting if such awards are assumed or replaced, or in the event of a termination without cause.

Limited Perquisites	To incentivize executives to use the Company’s services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge
• Includes our Executive Perquisite Fund Program, under which certain of our senior management receive an annual allowance, based on executive level, to be used at the Company’s owned or operated resorts. Executives may draw against the account to pay for services or goods at the market rate for the applicable resort or services. Amounts used by executives are taxed as ordinary income, like other compensation. Unused funds at the end of each fiscal year are forfeited.
• All Company employees enjoy skiing privileges, including our executives.

2023 Compensation Decisions
The Compensation Committee approved the following fiscal 2023 compensation program for Ms. Lynch:
•	Annual base salary of $1,060,000;
•	Annual MIP target equal to 100% of her base salary, subject to the terms and conditions of the Company’s MIP;
•
Annual equity target of approximately $4,770,000 comprised of 50% RSUs and 50% Premium SARs with an exercise price at a 10% premium to market, which vest in three equal installments beginning on the first anniversary of the grant date; and

•	Participation in the Company’s Executive Perquisite Fund Program with an annual allowance of $80,000 per year to be used at the Company’s owned or operated resorts.
For fiscal 2023, the Compensation Committee approved a salary of $1,060,000 for Mr. Katz, our Executive Chairperson, and target equity awards under the 2015 Plan of approximately $1,060,000. The equity awards were comprised of 50% RSUs and 50% SARs, each of which vest in three equal installments beginning on the first anniversary of the grant date. Mr. Katz is not eligible to participate in the Company’s MIP.
Base Salary. The Compensation Committee generally reviews and adjusts base salaries annually at its September committee meeting, with new salaries effective in mid-October.
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Fiscal 2023 approved salaries reflect a recognition of individual performance, a thorough review of competitive market data from the Aon executive compensation study, and the overall growth and results of the Company in fiscal 2022.
Name	Fiscal 2022 Approved Base Salary	Fiscal 2023 Approved Base Salary	% Change in Fiscal 2023 Approved Base Salary versus Fiscal 2022
Kirsten A. Lynch	$1,000,000	$1,060,000	6%
Robert A. Katz	$1,000,000	$1,060,000	6%
Angela A. Korch	$—	$550,000	N/A
Michael Z. Barkin(1)	$625,000	$625,000	0%
James C. O’Donnell(2)	$540,000	$572,400	6%
David T. Shapiro	$575,000	$609,500	6%
Ryan Bennett	$400,000	$472,760	18%
(1)	Mr. Barkin’s 2023 fiscal year salary reflects his approved full year base salary. Mr. Barkin’s actual salary through the date of his departure from the Company on December 31, 2022 was $287,260.
(2)	Mr. O’Donnell’s base salary for fiscal 2023 reflects his approved full year base salary. Mr. O’Donnell’s actual salary through the date of his departure from the Company was $347,261.
Annual MIP Awards. Certain of our NEOs were eligible to receive an annual MIP award for fiscal 2023 based upon the Company’s performance and for all NEOs other than Ms. Lynch, the NEO’s individual performance during fiscal 2023. As Executive Chairperson, Mr. Katz is not eligible to participate in the MIP. In addition, Messrs. Barkin and O’Donnell were ineligible to receive a MIP award in fiscal 2023 due to their departures from the Company.
Annual Funding of the MIP. The Compensation Committee has established Resort Reported EBITDA as the primary performance measure to determine MIP funding. The Compensation Committee bases the Resort Reported EBITDA target on the target set by our Board annually when approving the Company’s financial budget. In setting the performance measures and goals, the Compensation Committee considers our past performance, broader economic trends that may impact us in the upcoming year, and our historical performance against MIP targets.
Please see page 39, 40, and 49 of our Annual Report for information regarding our use of the non-GAAP financial measures discussed in this CD&A. For a reconciliation of the differences between Resort Reported EBITDA and the most directly comparable GAAP financial measures, see Appendix A of this proxy statement.
Resort Reported EBITDA Target. For fiscal 2023, the Resort Reported EBITDA target was set at $920 million, which was based upon our approved budget for fiscal 2023. This target excludes (i) any EBITDA and related acquisition and transaction expenses associated with any acquisitions completed or signed during fiscal 2023 (other than Andermatt-Sedrun), (ii) the impact of any exercises of SARs by the CEO or Executive Chairperson during the fiscal year (of which there were none for fiscal 2023), and (iii) the impact of any currency fluctuations on the Company’s results. The Compensation Committee established the performance measure at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward our strategic plan goals in light of the business environment at that time.
The following table summarizes funding opportunity from threshold to maximum performance.
MIP Funding for Resort Reported EBITDA
Percentage of Target Performance Achieved	Percentage of Annual Target Funding Level Available under the MIP	Fiscal 2023 Resort Reported EBITDA Value ($)
Less than 80%	0%	Less than $736.0 million
80%	15%	$736.0 million
90%	25%	$828.0 million
95%	50%	$874.0 million
100%	100%	$920.0 million
110%	175%	$1,012.0 million
120% or greater	200%	$1,104.0 million or greater
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In the event our Resort Reported EBITDA for any fiscal year exceeds the specified threshold level, then the MIP is funded at the appropriate level and each NEO is eligible to receive a MIP award. For achievement between annual target funding level percentages, the payout is determined by linear interpolation.
Target Annual MIP Awards. The NEOs’ target MIP awards as a percentage of their base salaries was determined based on a combination of competitive market data for each NEOs’ role and the role’s ability to influence our performance. For fiscal 2023, each NEO other than Mr. Katz was eligible for an annual MIP award based on a percentage of annual base salary. The following table sets forth the target annual MIP awards as a percentage of base salary approved by the Compensation Committee at the start of the fiscal year for each of fiscal 2023 and 2022, and the percentage change in the target from fiscal 2022 to 2023.
Name	2022 Target Annual MIP Award as Percentage of Base Salary	2023 Target Annual MIP Award as Percentage of Base Salary	% Change
Kirsten A. Lynch	100%	100%	0%
Robert A. Katz	—	—	N/A
Angela A. Korch	—	75%	N/A(1)
Michael Z. Barkin	75%	—	N/A
James C. O’Donnell	75%	—	N/A
David T. Shapiro	50%	50%	0%
Ryan Bennett	42.5%	42.5%	0%
(1)
As Ms. Korch assumed the role of Executive Vice President and Chief Financial Officer in December 2022 when she succeeded Mr. Barkin in the position, the percentage change from fiscal 2022 to fiscal 2023 is not meaningful.

The table below sets forth the threshold, target and maximum awards payable under the MIP for each NEO in fiscal 2023 who was eligible for an award at the time that the Committee established the NEO’s opportunity:
Name	Threshold ($)	Target ($)	Maximum ($)
Kirsten A. Lynch	—	1,060,000	2,120,000
Robert A. Katz	—	—	—
Angela A. Korch(1)	—	412,500	1,072,500
Michael Z. Barkin	—	—	—
James C. O’Donnell	—	—	—
David T. Shapiro	—	304,750	792,350
Ryan Bennett	—	200,923	522,400
(1)
Ms. Korch’s Target and Maximum Opportunities reflect the opportunity values for a full fiscal year, and exclude the impact of proration resulting from being in the role for only a portion of the actual fiscal year following her appointment to the Executive Vice President and Chief Financial Officer role in December 2022.

Individual MIP Award Determination. Once funding was established for fiscal 2023, the actual MIP award paid to each NEO was determined by individual performance achievements against their individual performance objectives. In the case of Ms. Lynch, her award is based solely on the funded amount of target MIP determined by Company performance because, unlike other NEOs, she is responsible for all aspects of Company performance. This structure reflects our objective to put more emphasis on individual performance-oriented compensation, while at the same time requiring that overall Company performance standards are met before MIP funding can occur. Mr. Katz was not eligible to participate in the MIP, and Messrs. O’Donnell and Barkin were ineligible for MIP awards for fiscal 2023 due to their departures from the Company.
Achievement of individual performance objectives can result in the NEO receiving a MIP award equal to 0%, 50%, 100%, 120% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments at the discretion of the Compensation Committee. Individual performance objectives vary depending upon our strategic plan and each NEO’s individual responsibilities are established at the beginning of each fiscal year, with the expectation in fiscal 2023 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, the Committee believed that each NEO’s attainment of his or her performance objectives in fiscal 2023 would be moderately likely.
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Example. An executive whose MIP award funding is 100% based on Resort Reported EBITDA, earning $300,000 annually with a target MIP award of 50% of base salary, would have an available MIP award funding of $150,000 for 100% achievement of Resort Reported EBITDA (100% times 50% salary target times 100% funding), for a total of $150,000 of target funding. However, because the executive’s total MIP award is determined by the achievement of individual performance objectives, an executive’s ultimate total MIP award can be paid out in an amount equal to 0%, 50%, 100%, 120% or 130% of the target amount based on individual performance (subject to availability of funds under the MIP).
Fiscal 2023 Results. In fiscal 2023, we met 91.25% of the Resort Reported EBITDA target, which resulted in a funding level at 31.25% of the target funding level for that component of the funding calculation. Based upon these results and individual performance, and noting that no adjustments were made based upon individual performance, the Compensation Committee determined the final MIP award amounts as follows:
Name	2023 MIP Award
Kirsten A. Lynch	$ 331,250
Robert A. Katz	—
Angela A. Korch(1)	$86,367
Michael Z. Barkin(2)	—
James C. O’Donnell(3)	—
David T. Shapiro	$95,234
Ryan Bennett	$62,788
(1)	Ms. Korch’s MIP award for fiscal 2023 was pro-rated as a result of being in her role as Executive Vice President and Chief Financial Officer for only a portion of the full fiscal year 2023.
(2)	Mr. Barkin was not eligible for a MIP award for fiscal 2023 due to his departure from the Company on December 31, 2022.
(3)	Mr. O’Donnell was not eligible for a MIP award for fiscal 2023 due to his separation from the Company on March 3, 2023.
Long-Term Equity Incentives
Our long-term equity incentive award program is designed to promote long-term Company performance and align each executive’s interests with stockholder interest, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among our executives. The Compensation Committee bases awards of long-term equity compensation on a number of factors, including competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, the amount of cash compensation that is currently paid to each NEO, each NEO’s level of responsibility, our retention objectives, and our pay-for-performance philosophy. In general, the Compensation Committee makes long-term equity award determinations for executive officers in September of each year and typically consults with our CEO in determining the size of grants to each NEO, other than herself, although the Compensation Committee makes all final determinations. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO. In fiscal 2023, the Compensation Committee granted long-term equity incentive awards under the stockholder-approved 2015 Plan.
For fiscal 2023, the Compensation Committee awarded each NEO, other than Mr. Barkin, an equity value based on individual achievements and performance. The Compensation Committee granted Ms. Lynch her long-term equity for fiscal 2023 as approximately 50% RSU value and approximately 50% Premium SAR value. To further promote retention, the RSUs and SARs granted in fiscal 2023 vest in equal annual installments over a three-year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based upon continued service appropriate to meet the desire for both retention and performance incentive.
The Compensation Committee has structured the mix of long-term and short-term equity awards and the relative weight assigned to each type to motivate performance against long-term targets, stock price appreciation over the long term and to encourage ownership and retention while aligning executive officers’ interests with those of our stockholders. The RSUs are complementary to the SARs because they have upside potential, but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to the Company.
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The table below shows the number and grant date fair value of the equity awards granted to our NEOs in fiscal 2023.
Name	RSU Value ($)	RSUs Granted (#)	SAR Value ($)	SARs Granted (#)
Kirsten A. Lynch	2,384,820	12,102	2,384,996	47,125
Robert A. Katz	529,894	2,689	529,965	9,365
Angela A. Korch(1)	647,366(1)	2,642(1)	347,561	5,000
Michael Z. Barkin(2)	—	—	—	—
James C. O’Donnell(3)	665,078	3,375	665,102	11,753
David T. Shapiro	865,093	4,390	865,091	15,287
Ryan Bennett(4)	374,808	1,902	374,965	6,626
(1)
The amount shown includes a sign-on grant for Ms. Korch when she assumed the role of Executive Vice President and Chief Financial Officer in December 2022 when she succeeded Mr. Barkin in the position.

(2)	Mr. Barkin did not receive a 2023 equity grant due to his impending departure from the Company on December 31, 2023.
(3)	Mr. O’Donnell’s fiscal 2023 equity awards were forfeited upon his separation from the Company on March 3, 2023.
(4)	The unvested portion of Mr. Bennett’s fiscal 2023 equity awards was forfeited upon his separation from the Company on October 20, 2023.
Other Executive Compensation Policies and Practices
Perquisites and Other Benefits
We provide the NEOs with certain health and welfare benefits, relocation program benefits, and a tax-qualified 401(k) plan in the same manner that such benefits have been made available to other salaried employees of the Company. We also pay premiums for supplemental life insurance and disability insurance on behalf of our NEOs that are consistent with those provided to similarly situated executives at other companies.
Under our Executive Perquisite Fund Program, we offer the NEOs a specified allowance at our owned and operated properties to incentivize our executive officers to visit and use our resorts in order to make informed decisions regarding our business and the guest experience and provide relevant feedback concerning our properties and services. Executives may draw against the credit to pay for services or goods at the market rate, such as towards lodging, ski school privileges, and discretionary spending on services or goods at our properties for personal use. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. In addition, the Company also provided each NEO with access to one or more of our private clubs through our quality assessment program, for which the Company incurs no incremental costs.
The Compensation Committee reviews perquisites in the tally sheets for both appropriateness and effectiveness. However, the value of any perquisites provided to any of the NEOs is a limited portion of any officer’s compensation.
Clawback Policy
The Compensation Committee has adopted a clawback policy that requires the Company to recoup incentive compensation that was paid to executive officers based on financial statements that were subsequently restated. The policy provides that in the event of a material restatement of publicly issued financial results from those previously issued to the public, our Board will review all MIP awards and equity awards made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, our Board will recoup the payments in excess of the amount that would have been paid based on the restated results. The Company will review the clawback policy periodically to ensure compliance with applicable law, NYSE listing standards, and corporate governance best practices.
Equity Grant Practices
We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. SARs are granted with an exercise price equal to or higher than the closing market price of our common stock on the grant date, which is the date the Compensation Committee approves the award. We do not have any specific program, plan, or practice related to timing equity compensation awards to executives; however, the Compensation Committee generally approves annual awards on the date of the regularly scheduled first fiscal quarter Board meeting in September, with the grant date being the first business day after the public release of earnings for the previous fiscal year. Other than grants made in connection with hiring, promotions, or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards.
42

Stock Ownership Guidelines for Executives
Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries as follows:
Name	Multiple of Base Salary
Executive Chairperson	6x
Chief Executive Officer	6x
Chief Financial Officer	3x
Presidents	3x
Executive Vice Presidents	2x
Until an executive achieves the required level of ownership, he or she is required to retain at least 75% of the net shares received as a result of the vesting of RSUs or restricted stock or the exercise of SARs. Net shares are those that remain after shares are netted to pay any applicable exercise price and/or statutory tax withholdings. Shares of common stock, stock owned in a directed retirement plan or IRA, and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines.
Policy Prohibiting Hedging and Pledging Transactions
Our Insider Trading Compliance Program prohibits directors and senior level employees, including our executive officers, from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including engaging in short sales or investing in other derivatives of the Company’s securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.
Post-Termination Compensation
Pursuant to her employment agreement, Ms. Lynch is entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain resignations for “good reason” (as defined in her agreement). Pursuant to the Company’s executive severance policy, Messrs. Katz and Shapiro and Ms. Korch are entitled to receive severance payments upon certain terminations of employment, including upon a termination occurring within a limited period of time following a change in control as more fully described under the heading “Potential Payments Upon Termination or Change in Control” below.
We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our executives when these agreements were entered into.
Tax Deductibility of Executive Compensation
Compensation above $1,000,000 is generally non-deductible for federal tax purposes for any person who was (i) the chief executive officer or chief financial officer at any time during the taxable year, (ii) one of the three highest compensated other executive officers for the taxable year, or (iii) a covered employee under Section 162(m) of the Internal Revenue Code for any taxable year beginning on or after January 1, 2017. Our Company’s objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by the Company and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
43

SUMMARY COMPENSATION TABLE FOR FISCAL 2023
The following table summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a NEO:
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/Share Appreciation Right Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kirsten A. Lynch Chief Executive Officer	2023	1,050,769	—	2,384,820	2,384,996	331,250	43,467	6,195,302
	2022	885,999	—	2,249,991	2,249,981	1,118,300	35,357	6,609,628
	2021	541,882	—	750,293	1,134,550(7)	—	33,046	2,459,771
Robert A. Katz Executive Chairperson and Former Chief Executive Officer	2023	1,050,769	—	529,894	529,965	—	23,051	2,133,679
	2022	1,000,320	—	499,847	499,986	—	22,301	2,022,454
	2021	809,372	—	1,034,933(6)	1,936,862(8)	—	33,622	3,814,789
Angela A. Korch Executive Vice President and Chief Financial Officer	2023	323,654	—	647,366	347,561	86,367	22,099	1,427,047
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Michael Z. Barkin Former Executive Vice President and Chief Financial Officer	2023	287,260	—	—(9)	—	—	4,819	292,079
	2022	614,936	—	952,833	952,909	557,016	33,451	3,111,145
	2021	541,882	—	750,293	1,134,550(8)	—	20,417	2,447,142
James. C. O’Donnell Former President - Mountain Division	2023	347,261	—	665,078	665,102	—	598,614	2,276,055
	2022	532,885	—	627,186	627,429	481,262	28,791	2,297,553
	2021	431,051	—	362,249	362,219	221,203	13,553	1,390,275
David T. Shapiro Executive Vice President, General Counsel and Secretary	2023	604,192	—	865,093	865,091	95,234	30,209	2,459,819
	2022	564,539	—	768,786	768,912	341,636	27,561	2,471,434
	2021	497,596	—	549,877	549,951	232,875	16,081	1,846,380
Ryan Bennett Former Senior Vice President and Chief Marketing Officer	2023	461,566	—	374,808	374,965	62,788	27,800	1,301,927
	2022	374,289	—	314,781	315,000	202,011	15,352	1,221,433
	2021	—	—	—	—	—	—	—
(1)
Amounts shown reflect salary earned during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, service period and other adjustments in any given year.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 14 to our audited financial statements for fiscal 2023, which are included in our Annual Report.

(3)
Awards consist of SARs. The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 14 to our audited financial statements for fiscal 2023, which are included in our Annual Report.

(4)
In September 2023, pursuant to the MIP, as more fully described in the CD&A and based upon the attainment of performance targets previously established by the Compensation Committee under the MIP, the Compensation Committee approved fiscal 2023 MIP awards for the NEOs other than Messrs. Barkin, Katz, and O’Donnell. Such amounts were paid in October 2023.

(5)	All other compensation for fiscal 2023 includes the following:
Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company-paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(d)	Severance ($)(e)	Total ($)
Kirsten A. Lynch	2023	9,900	900	5,533	27,134	—	43,467
Robert A. Katz	2023	9,900	7,295	5,856	—	—	23,051
Angela A. Korch	2023	6,265	525	—	15,309	—	22,099
Michael Z. Barkin	2023	382	375	4,062	—	—	4,819
James C. O’Donnell	2023	4,332	600	5,374	—	588,308	598,614
David T. Shapiro	2023	—	900	7,057	22,252	—	30,209
Ryan Bennett	2023	9,048	900	3,827	14,025	—	27,800
(a)	Consists of Company contributions to the NEO’s accounts in the Company’s tax-qualified 401(k) plan.
(b)	Consists of premiums paid on behalf of the NEO for supplemental life insurance.
(c)	Consists of premiums paid on behalf of the NEO for supplemental disability insurance.
44

(d)
In fiscal 2023, our NEOs were entitled to participate in our Executive Perquisite Fund Program, under which certain of the Company’s officers receive an annual allowance based on officer level to be used at the Company’s resorts. For fiscal 2023, annual allowances for NEOs were as follows: CEO and Executive Chairperson —$80,000; Chief Financial Officer and President – Mountain Division—$50,000; Executive Vice President (excluding the Chief Financial Officer) —$40,000; and Senior Vice President—$30,000. Executives may draw against the account to pay for services or goods at the market rate. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the NEO towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2022, the Company also provided each NEO with access to one or more of our private clubs through our quality assessment program, for which the Company incurred no incremental costs. NEOs are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Company’s Executive Perquisite Fund Program if within the NEO’s allowance under that program.

(e)
Following his involuntary termination of employment on March 3, 2023, Mr. O’Donnell received the following pursuant to his severance agreement: (i) a severance payment of $572,400 under the Company’s executive severance plan, (ii) a payment in the amount of $15,908, which was equal to the cost of COBRA coverage for 6 months, and (iii) active ski passes for the 2022-23 ski season with de minimis value for Mr. O’Donnell and his dependents. Mr. O’Donnell’s termination and severance payment is more fully described under the heading “Potential Payments Upon Termination or Change in Control” below.

(6)
The amount shown in the “Stock Awards” column for fiscal 2021 includes $1,034,993 as part of Mr. Katz's long-term equity incentive award, which represents the aggregate grant date fair value of RSUs, based on 4,694 RSUs granted on September 25, 2020. Mr. Katz received a MIP award in the form of Premium SARs for fiscal 2021.

(7)	Represents 8,161 shares in the form of Premium SARs for Mr. Barkin and Ms. Lynch’s fiscal 2021 MIP award and 13,765 shares for each of their fiscal 2021 long-term equity incentive awards.
(8)	Represents 19,156 shares in the form of Premium SARs for Mr. Katz’s fiscal 2021 MIP award and 21,371 shares for Mr. Katz’s fiscal 2021 long-term equity incentive award.
(9)	Mr. Barkin did not receive a 2023 equity grant or MIP due to his impending departure from the Company on December 31, 2023.
45

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023
The following table shows certain information regarding grants of plan-based awards to the NEOs during fiscal 2023:
Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option/SAR Awards: Number of Securities Underlying Options/ SARs (#)(6)	Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Name Awards($)(7)
		Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Kirsten A. Lynch		—	1,060,000	2,120,000	—	—	—	—
	9/29/2022				12,102(8)		N/A	2,384,820
	9/29/2022					47,125	234.91	2,384,996
Robert A. Katz		—	—	—	—	—	—	—
	9/29/2022				2,689(8)		N/A	529,894
	9/29/2022					9,365	213.55	529,965
Angela A Korch		—	412,500(9)	1,072,500(9)
	2/01/2023				1,418	—	N/A	347,451
	2/01/2023				1,224		N/A	299,915
	2/01/2023					5,000	262.31	347,561
Michael Z. Barkin		—	—	—	—	—	—	—
	9/29/2022				—		N/A	—
	9/29/2022					—		—
James C. O’Donnell(8)		—	—	—	—	—	—	—
	9/29/2022				3,375(8)		N/A	665,078
	9/29/2022					11,753	213.55	665,102
David T. Shapiro		—	304,750	792,350	—	—	—	—
	9/29/2022				4,390(8)		N/A	865,093
	9/29/2022					15,287	213.55	865,091
Ryan Bennett		—	200,923	522,400	—	—	—	—
	9/29/2022				1,902(8)		N/A	374,808
	9/29/2022					6,626	213.55	374,965
(1)
With respect to equity awards, with the exception of the awards to Ms. Korch, which were approved by the Compensation Committee as part of the Company’s offer letter, such awards were approved by the Compensation Committee of the Board on September 21, 2022, with a grant date of September 29, 2022, which is the first business day after the public release of earnings for the previous fiscal year.

(2)
The estimated possible payouts are based on the parameters applicable to each NEO at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2023, as more fully described in the CD&A section of this Proxy Statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. As the Executive Chairperson, Mr. Katz was not eligible to receive a MIP award in fiscal 2023.

(3)
The Threshold amount is based on the MIP’s minimum target funding level based upon no achievement of Resort Reported EBITDA targets for fiscal 2023, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 50% threshold level for individual performance (other than for Ms. Lynch, whose MIP awards are tied entirely to corporate performance).

(4)
The Target amount is based on the MIP’s target funding level of 100% upon achievement by the Company of 100% of certain Resort Reported EBITDA targets for fiscal 2023, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 100% target level for individual performance (other than for Ms. Lynch, whose MIP awards are tied entirely to corporate performance).

(5)
The Maximum amount is based on the MIP’s maximum funding level of 200% upon achievement by the Company of at least 120% of certain Resort Reported EBITDA targets for fiscal 2023, with the resulting funding applied to the NEO’s target percentage of base salary and then paid out at the 130% maximum level for individual performance (other than for Ms. Lynch, whose MIP awards are tied entirely to corporate performance).

(6)
Represents SARs that vest in three equal annual installments beginning on the first anniversary of the grant date. The exercise price of each SAR is equal to the closing price of our common stock on the grant date, except in the case of the SARs award value granted to Ms. Lynch for which the exercise price was 110% of the closing price of our common stock on the grant date. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the 2015 Plan.

(7)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 14 to our audited financial statements for fiscal 2023, which are included in our Annual Report.

(8)	Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date. The grants were made pursuant to the 2015 Plan.
(9)
Ms. Korch’s Target and Maximum Opportunities reflect the opportunity values for full fiscal year, and exclude the impact of proration resulting from being in the role for only a portion of the actual fiscal year following her appointment to the Executive Vice President and Chief Financial Officer role in December 2022.

46

EMPLOYMENT AGREEMENTS
The Company has an employment agreement with Ms. Lynch, which was approved by the Compensation Committee. No other NEO had an employment agreement with the Company at fiscal year-end.
Kirsten A. Lynch, Chief Executive Officer
The Company entered into an employment agreement with Ms. Lynch on November 1, 2021. The employment agreement has an initial term through October 31, 2024 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other party not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary is set at $1,000,000.00, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level without Ms. Lynch’s consent. Pursuant to the employment agreement, Ms. Lynch also participates in the Company’s MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Ms. Lynch’s “target opportunity” will be no less than 100% of her base salary.
Ms. Lynch receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability, and insurance benefits, and participation in the Company’s Executive Perquisite Fund Program.
The employment agreement also provides for certain payments in connection with the termination of Ms. Lynch under certain circumstances, as more fully described under the heading “Potential Payments Upon Termination or Change in Control” below.
Ms. Lynch’s employment agreement contains customary provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of Ms. Lynch’s termination of employment and that continue for two years thereafter. Ms. Lynch is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.
47

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END
The following table shows certain information regarding outstanding equity awards held by the NEOs as of July 31, 2023:
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option / SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Kirsten A. Lynch	13,169 (SARs)		107.42	9/25/2025
	7,458 (SARs)		160.56	9/23/2026
	6,851 (SARs)		228.04	9/27/2027
	7,137 (SARs)		286.13	9/27/2028
	12,364 (SARs)		236.15	9/25/2029
	9,176 (SARs)	4,589 (SARs)	225.26	9/25/2030
	8,161 (SARs)		247.79	9/25/2030
	8,425 (SARs)	16,850 (SARs)	387.04	9/24/2031
		47,125 (SARs)	234.91	9/29/2032
					1,135	267,281
					4,418	1,040,395
					12,102	2,849,900
Robert A. Katz	18,527 (SARs)		107.42	9/25/2025
	42,385 (SARs)		134.28	9/25/2025
	45,528 (SARs)		200.70	9/23/2026
	14,814 (SARs)		285.05	9/27/2027
	11,727 (SARs)		357.66	9/27/2028
	22,827 (SARs)		295.19	9/25/2029
	14,247 (SARs)	7,124 (SARs)	247.79	9/25/2030
	19,156 (SARs)		247.79	9/25/2030
	1,685 (SARs)	3,372 (SARs)	351.85	9/24/2031
		9,365 (SARs)	213.55	9/29/2032
					1,565	368,542
					982	231,251
					2,689	633,233
Angela A. Korch	0	5,000 (SARs)	262.31	2/01/2033
					1,418	333,925
					1,224	288,240
Michael Z. Barkin	—	—	—	—	—	—
James C. O’Donnell	—	—	—	—	—	—
David T. Shapiro	4,360 (SARs)		228.04	9/27/2027
	4,922 (SARs)		286.13	9/27/2028
	8,526 (SARs)		236.15	9/25/2029
	6,726 (SARs)	3,363 (SARs)	225.26	9/25/2030
	2,592 (SARs)	5,185 (SARs)	351.85	9/24/2031
		15,287 (SARs)	213.55	9/29/2032
					832	195,928
					1,510	355,590
					4,390	1,033,801
48

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option / SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Ryan Bennett(7)	317 (SARs		229.99	5/1/2029
	1,335 (SARs)		236.15	9/25/2029
	990 (SARs)	496 (SARs)	225.26	9/25/2030
	297 (SARs)	149 (SARs)	325.16	5/1/2031
	1,062 (SARs)	2,124 (SARs)	351.85	9/24/2031
		6,626 (SARs)	213.55	9/29/2032
					257	60,521
					618	145,533
					1,902	447,902
(1)
Represents exercisable or unexercisable SARs that vest in three equal annual installments beginning on the first anniversary of the grant date, except for the Premium SARs granted to Mr. Katz and Ms. Lynch on September 25, 2020 which vest in full on the first anniversary of the grant date. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal to the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)	The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2023 are as follows:
Name	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Kirsten A. Lynch	4,589	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	16,850	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	47,125	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Robert A. Katz	7,124	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	3,372	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	9,365	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Angela A. Korch	5,000	February 1, 2023	Equal annual installments over a three-year period beginning on anniversary of the grant date.	Febraury 1, 2026
Michael Z. Barkin(3)	—	—	—	—
James C. O’Donnell	—	—	—	—
David T. Shapiro	3,363	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	5,185	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	15,287	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Ryan Bennett	496	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	149	May 1, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	May 1, 2024
	2,124	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	6,626	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
(3)
The exercise price of each SAR is equal to the closing price of our common stock on the grant date, except for: the Premium SARs granted to Ms. Lynch with an exercise price of $387.04 and $234.91, which is equal to 110% of the closing price of our common stock on the grant date; the Premium SARs granted to Mr. Katz with exercise prices of $134.28, $200.70, $285.05, $357.66, and $295.19, which are equal to 125% of the closing price of our common stock on the grant date; and the Premium SARs granted to Mr. Katz and Ms. Lynch on September 25, 2020, with an exercise price of $247.79, which is equal to 110% of the closing price of our common stock on the grant date.

(4)	Represents unvested RSUs that, unless otherwise specifically noted in footnote 5 below, vest in three equal annual installments beginning on the first anniversary of the grant date.
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(5)	The grant dates and vesting dates of RSUs that have not vested as of July 31, 2023 are as follows:
Name	Number of Unexercisable RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Kirsten A. Lynch	1,135	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	4,418	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	12,102	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Robert A. Katz	1,565	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	982	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	2,689	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Angela A. Korch	1,418	February 1, 2023	Equal annual installments over a three-year period beginning on anniversary of the grant date.	February 1, 2026
	1,224	February 1, 2023	Equal annual installments over a three-year period beginning on anniversary of the grant date.	February 1, 2026
Michael Z. Barkin	—	—	—	—
James C. O’Donnell	—	—	—	—
David T. Shapiro	832	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	1,510	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	4,390	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
Ryan Bennett	257	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 25, 2023
	618	September 24, 2021	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 24, 2024
	1,902	September 29, 2022	Equal annual installments over a three-year period beginning on anniversary of the grant date.	September 29, 2025
(6)	The fair market value of these unvested RSU awards was determined based on the closing price of our common stock of $235.49 per share on July 31, 2023, multiplied by the number of units.
(7)	The unvested portion of Mr. Bennett’s fiscal 2023 equity awards was forfeited upon his separation from the Company on October 20, 2023.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2023
The following table shows for fiscal 2023 certain information regarding SAR exercises and stock vested during the last fiscal year with respect to the NEOs:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Kirsten A. Lynch	—	—	4,494	935,516
Robert A. Katz	—	—	4,131	859,950
Angela A. Korch	—	—	0	0
Michael Z. Barkin	37,383	869,473	3,221	670,516
James C. O’Donnell	13,456	140,189	1,719	357,844
David T. Shapiro	—	—	2,380	495,445
Ryan Bennett	—	—	657	136,768
(1)
Represents the aggregate number of shares acquired on vesting or exercise, as applicable. The amounts shown do not reflect amounts withheld by the Company to satisfy tax withholding requirements or to satisfy the exercise price.

(2)
The aggregate dollar value realized upon the exercise of options/SARs was computed by multiplying the difference between the market price of the Company’s common stock on the exercise date and the exercise price for the award by the number of awards exercised.

(3)
The aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares vested. As the vesting dates fell on a Saturday or Sunday, the most recent business date closing price was used.

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PENSION BENEFITS
The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the Company’s tax-qualified 401(k) plan.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023
Although the Company maintains certain deferred compensation arrangements, none of the NEOs participated in such arrangements in fiscal 2023 or otherwise had any earned or awarded benefit under any such deferred compensation arrangement for any prior fiscal year.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The employment agreement with Ms. Lynch and the Company’s executive severance policy, which applies to Messrs. Katz and Shapiro and Ms. Korch, require us to provide certain compensation in the event of certain terminations of employment or upon a change in control of the Company. In addition, the forms of equity award agreements used with all of our employees provide for the full acceleration of vesting of outstanding SARs, restricted stock, and RSUs upon a change in control of the Company if (i) the successor corporation does not assume or substitute such award or (ii) the executive’s employment is terminated without Cause within the 12-month period following the change in control of the Company. In accordance with the employment agreement with Ms. Lynch, if she breaches the post-employment non-competition or non-solicitation covenants to which she is subject, then she must promptly reimburse the Company for any severance payments received from, or payable by, the Company.
Under the terms of the Company's executive severance policy, the Company may terminate the executive at any time with or without Cause. If the executive’s employment is terminated without Cause or terminated by the executive for Good Reason in connection with or outside of a Change in Control (each, as defined below), then the executive shall be entitled, in exchange for a signed release, to receive compensation in the amounts and under the circumstances described below. The amount of severance received under the Company's executive severance policy varies according to the executive’s grade and title. In general, covered executive employees are entitled to receive the following severance amounts under the Company's executive severance policy in the event of termination of employment of the covered executive by the Company without Cause or termination of employment by a covered executive for Good Reason: (i) for qualifying terminations occurring without a change in control, the covered executive is entitled to one year of base salary (two years of base salary in the case of the CEO), (ii) for qualifying terminations following a change in control, (A) the CEO is entitled to receive two years of base salary plus an amount equal to the most recent bonus paid to the CEO, (B) executive vice presidents, senior executive vice presidents, and division presidents are each entitled to receive one year of base salary plus an amount equal to the most recent bonus paid to the executive and (C) vice presidents and senior vice presidents are entitled to receive one year of base salary.
Under the terms of the Company's executive severance policy and Ms. Lynch’s employment agreement, “Cause” is generally defined as (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill, or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by executive that impairs or reasonably could be expected to impair the reputation, goodwill, or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the employment agreement including material inattention to or material neglect of duties that executive has not have remedied within 30 days after receiving written notice from the Board specifying the details thereof.
“Good Reason” is defined under the terms of the Company's executive severance policy as (i) the Company has decreased the executive’s then current base salary, (ii) the executive is directed to relocate their principal office more than 50 miles without their consent, and/or (iii) the Company has effected a material diminution in the executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that executive does not have the right to terminate executive’s employment agreement for Good Reason unless: (A) executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition (other than if Good Reason is due to a Change in Control); and (C) executive actually terminates employment within six months following the initial existence of the condition.
“Good Reason” is defined under the terms of Ms. Lynch’s employment agreement as (i) the Company has breached its obligations under the employment agreement in any material respect, (ii) the Company has decreased executive’s then current base salary, (iii) executive is directed to relocate executive’s principal office more than 30 miles from Interlocken Business Park without consent, and/or (iv) the Company has effected a material diminution in executive’s reporting responsibilities, authority, or duties
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as in effect immediately prior to such change; provided, however, that executive does not have the right to terminate executive’s employment agreement for Good Reason unless: (A) executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition (other than if Good Reason is due to a Change in Control); and (C) executive actually terminates employment within six months following the initial existence of the condition.
“Change in Control” is defined under the terms of the Company's executive severance policy and Ms. Lynch's employment agreement as an event or series of events by which: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or (B) during any period of twenty four consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or (D)the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).
The amounts shown in the tables below are estimates of the value of the payments and benefits each of our NEOs.
Kirsten A. Lynch, Chief Executive Officer
Ms. Lynch’s employment agreement provides that upon (i) the giving of notice of non-renewal of the agreement by the Company or termination of employment by the Company without Cause or (ii) termination of employment by Ms. Lynch for Good Reason, Ms. Lynch is entitled to receive certain benefits (so long as she has executed a release in connection with her termination). In the event of a termination for Cause, Ms. Lynch will only be entitled to receive her then-current salary though the date of such termination. In the event of a termination without Cause of termination by Ms. Lynch for Good Reason, Ms. Lynch will be entitled to receive (i) her then current salary through the effective date of the termination, (ii) a pro-rated bonus for the portion of the Company’s fiscal year though the effective date of her termination, which pro-rated bonus is to be based on applying the level of achievement of her and the Company’s performance targets, and (iii) two years of her then current salary, payable in a lump sum. If, within twelve months of the consummation of a Change in Control of the Company, (i) the Company terminates Ms. Lynch without Cause or gives notice of non-renewal of her agreement or (ii) Ms. Lynch terminates her employment for Good Reason, Ms. Lynch is entitled to receive (so long as she has executed a release in connection with her termination): (a) her then current salary through the effective date of the termination, (b) a pro-rated bonus for the portion of the Company’s fiscal year though the effective date of her termination, which pro-rated bonus is to be based on applying the level of achievement of her and the Company’s performance targets, and (c) two years of her then current salary, payable in a lump sum, plus an amount equal to the cash bonus paid to Ms. Lynch in the prior calendar year, payable no later than two and a half months following the calendar year in which her termination occurs.
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The following table describes the estimated potential compensation to Ms. Lynch upon a qualifying termination assuming the termination occurred on July 31, 2023:
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)(2)
Base Salary	2,120,000	2,120,000
SAR/RSU Acceleration	4,231,854	4,231,854
MIP Award	1,060,000	2,248,300
Health Insurance	31,601	—
Total	7,443,455	8,600,154
(1)
Assumes the following: (a) base salary equal to $1,060,000 is in effect as of the assumed termination or change in control date of July 31, 2023; (b) executive’s unvested RSUs and SARs at July 31,2023 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $235.49) (see footnote 2); and (c) all Company targets under the MIP are met and executive’s pro rata MIP award payable as of the termination date is the target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.

(2)
Benefits triggered upon termination without Cause or resignation for Good Reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without Cause within 12 months of a change in control event.

Robert A. Katz, Executive Chairperson
Upon his departure from the Chief Executive Officer position on November 1, 2021, Mr. Katz’s employment agreement was terminated and he became subject to the Company's executive severance policy.
The following table describes the estimated potential compensation to Mr. Katz upon a qualifying termination assuming the termination occurred on July 31, 2023:
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)(2)
Base Salary	1,060,000	1,060,000
SAR/RSU Acceleration	—	1,438,494
MIP Award	—	—
Health Insurance	—	—
Total	1,060,000	2,498,494
(1)
Assumes the following: (a) base salary equal to $1,060,000 is in effect as of the assumed termination or change in control date of July 31, 2023 and (b) executive’s unvested RSUs and SARs at July 31, 2023 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $235.49) (see footnote 2).

(2)
Benefits triggered upon termination without cause or resignation for Good Reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

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Angela A. Korch, Executive Vice President and Chief Financial Officer
The following table describes the estimated potential compensation to Ms. Korch upon a qualifying termination assuming the termination occurred on July 31, 2023:
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)(2)
Base Salary	550,000	550,000
SAR/RSU Acceleration	—	622,165
MIP Award	—	86,367
Health Insurance	—	—
Total	550,000	1,258,532
(1)
Assumes the following: (a) base salary equal to $550,000 is in effect as of the assumed termination or change in control date of July 31, 2023; and (b) executive’s unvested SARs and RSUs at July 31, 2023 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $235.49) (see footnote 2).

(2)
Benefits triggered upon termination without cause or resignation for Good Reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

Michael Z. Barkin, Former Executive Vice President and Chief Financial Officer
Effective upon Mr. Barkin’s voluntary resignation from the company on December 31, 2022, he is no longer eligible for a termination payment, as reflected in the following table.
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)
Base Salary	—	—
SAR/RSU Acceleration	—	—
MIP Award	—	—
Health Insurance	—	—
Total	—	—
(1)	Effective upon Mr. Barkin’s voluntary resignation from the company on December 31, 2022, he is no longer eligible for a termination payment.
James C. O’Donnell, Former President - Mountain Division
Mr. O’Donnell had an involuntary termination without Cause from the Company on March 3, 2023. In connection with his termination, Mr. O’Donnell entered into a severance agreement pursuant to which he received a severance payment under the Company’s executive severance policy and certain other benefits in exchange for a signed release of claims. As permitted by SEC guidance, the following tables reflects Mr. O’Donnell’s severance actually received in connection with is involuntary termination without Cause pursuant to his severance agreement.
Executive Benefits and Payments	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)
Base Salary(1)	572,400	—
SAR/RSU Acceleration	—	—
MIP Award	—	—
Health Insurance	15,908	—
Total(3)	588,308	—
(1)
Mr. O’Donnell received a severance payment following the involuntary termination of his employment without Cause on March 3, 2023. Pursuant to the Company’s executive severance plan and his severance agreement, Mr. O’Donnell received severance equal to one year of base salary.

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(2)	Pursuant to his severance agreement, Mr. O’Donnell also received a payment in the amount of $15,908, which was equal to the cost of COBRA coverage for 6 months.
(3)	Pursuant to his severance agreement, Mr. O’Donnell also received active ski passes for the remainder of the 2022-23 ski season for himself and his dependents, with a de minimis value.
David T. Shapiro, Executive Vice President, General Counsel and Secretary
The following table describes the estimated potential compensation to Mr. Shapiro upon a qualifying termination assuming the termination occurred on July 31, 2023:
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or resignation for Good Reason following Change in Control ($)(2)
Base Salary	609,500	609,500
SAR/RSU Acceleration	—	1,955,119
MIP Award	—	95,234
Health Insurance	—	—
Total	609,500	2,659,853
(1)
Assumes the following: (a) base salary equal to $609,500 is in effect as of the assumed termination or change in control date of July 31, 2023; (b) executive’s unvested SARs and RSUs at July 31, 2023 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $235.49) (see footnote 2); and (c) MIP award payable under the Company’s executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.

(2)
Benefits triggered upon termination without cause or resignation for Good Reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy. For equity awards granted in fiscal 2021and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

Ryan Bennett, Former Senior Vice President and Chief Marketing Officer
Mr. Bennett had an involuntary termination without Cause from the Company effective as of October 20, 2023. In connection with Mr. Bennett’s termination, the Company entered into a severance agreement pursuant to which he will receive a severance payment under the Company’s executive severance policy and certain other benefits in exchange for a signed release of claims. The following table describes the estimated potential compensation to Mr. Bennett upon a qualifying termination assuming the termination occurred on July 31, 2023:
Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason following Change in Control ($)(2)
Base Salary	472,760	472,760
SAR/RSU Acceleration	—	804,404
MIP Award(3)	—	—
Health Insurance(4)	—	—
Total	472,760	1,227,164
(1)
Assumes the following: (a) base salary equal to $472,760 is in effect as of the assumed termination or change in control date of July 31, 2023; and (b) executive’s unvested SARs and RSUs at July 31, 2023 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $235.49) (see footnote 2).

(2)
Benefits triggered upon termination without cause or resignation for Good Reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

(3)
Under the Company’s MIP, Mr. Bennett earned and has received his fiscal year 2023 MIP Award because he was employed as of the MIP payment date. Please see page 41 of this proxy statement for final MIP Award amounts.

(4)	Pursuant to his severance agreement, Mr. Bennett is entitled to receive a payment in the amount of $16,827.06, which is equal to the cost of COBRA coverage for 6 months.
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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of July 31, 2023:
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2) (in thousands)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	879	$235.69	2,137
Equity compensation plans not approved by security holders	—	—	—
Total	879	$235.69	2,137
(1)	Includes 169,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).
(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (we refer to the statute and the regulation collectively as the “pay ratio rule”), we are providing the ratio of the annual total compensation of our CEO, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with the pay ratio rule.
We determined our median employee as of July 31, 2023, which is the last day of our fiscal 2023. On July 31, 2023, we had 17,285 employees, 7,734 of which were year-round employees and 9,551 of which were seasonal employees.
To identify the “median employee” for the purposes of this disclosure, we analyzed the compensation that we paid to each of those individuals for the 12-month period ending on July 31, 2023. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for a 12-month period ending on July 31, 2023 or June 30, 2023 in the case of Australian employees, plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates based upon the employee’s deferral elections on the date identified. For our Canadian employees, the rate of pay was converted using the conversion rate CAD$1.0000 to USD$0.7599 as of July 31, 2023. For our Australian employees, the rate of pay was converted using the conversion rate of AUD$1.0000 to USD$0.6730 as of July 31, 2023. For our Swiss employees, the rate of pay was converted using the conversion rate CHF$1.0000 to USD$1.1510 as of July 31, 2023. No cost-of-living adjustments were made.
Total Annual Compensation of our CEO in fiscal 2023 was $6,195,302 and was based on the compensation reportable in the Summary Compensation Table according to applicable instructions and interpretations. When compared to the total annual compensation for our median employee of $25,538, this results in a pay ratio of 243:1.
The nature of our operations requires the use of many seasonal and part-time employees who do not work year-round, and accordingly, we are providing a supplemental disclosure annualizing the compensation of such employees. To identify the “median employee” for purposes of this supplemental disclosure, we analyzed the compensation that we paid to each of those individuals for the 12-month period ending on July 31, 2023. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending July 31, 2023 or June 30, 2023 in the case of Australian employees, plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates. The compensation for seasonal or part-time employees who were not employed by us for the entire 12-month period was annualized to reflect compensation for a comparable period (or 2,080 hours worked during the year). The same Canadian dollar, Australian dollar and Swiss franc currency conversion rates as stated above were used for this supplemental disclosure. No cost of living adjustments were made.
Using the total annual compensation of our CEO in fiscal 2023 of $6,195,302 when compared to the total annualized compensation for the median employee selected for this supplemental disclosure as of July 31, 2023 of $48,511, results in a pay ratio of 128:1.
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PAY VERSUS PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid to our principal executive officers (“PEOs”) and Non-PEO NEOs and certain Company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please see “Compensation Discussion and Analysis” beginning on page 31.

Year	Summary Compensation Table Total for Robert A. Katz(1)1 ($)	Summary Compensation Table Total for Kirsten A. Lynch(1) ($)	Compensation Actually Paid to Robert A. Katz(1),(2),(3) ($)	Compensation Actually Paid to Kirsten A. Lynch(1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	Resort Reported EBITDA(5) ($ Millions)
							TSR ($)	Peer Group TSR ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	—	6,195,302	—	7,161,467	1,648,434	1,079,735	129.51	157.45	285.1	834.8
2022	2,022,454	6,609,628	1,866,128	4,684,527	2,275,391	1,588,826	126.04	119.65	368.3	836.9
2021	3,814,789	—	8,379,431	—	2,116,605	4,304,689	158.93	146.93	124.5	544.7

(1)
Robert A. Katz was our PEO from August 1, 2020 to November 1, 2021. Kirsten Lynch was our PEO from November 1, 2021 to the present. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023
Michael Z. Barkin	Michael Z. Barkin	Michael Z. Barkin
David T. Shapiro	David T. Shapiro	David T. Shapiro
James C. O'Donnell	James C. O'Donnell	James C. O'Donnell
Kirsten A. Lynch	Ryan Bennett	Robert A. Katz
Patricia A. Campbell		Ryan Bennett
Angela A. Korch
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs computed in accordance with Item 402(v) of Regulation S-K as set forth below. Adjusted equity values are calculated in accordance with FASB ASC Topic 718. The same valuation methodologies to create the underlying assumptions were used to calculate the fair values of equity awards as those disclosed at the time of grant. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. The Company did not have a defined benefit pension plan in the covered years, so no pension adjustments were made.

Year	Summary Compensation Table Total for Robert Katz ($)	Exclusion of Stock Awards and Option Awards for Robert Katz ($)	Inclusion of Adjusted Equity Values for Robert Katz ($)	Total Compensation Actually Paid to Robert Katz ($)
2022	2,022,454	(999,833)	843,507	1,866,128
2021	3,814,789	(2,971,795)	7,536,437	8,379,431

Year	Summary Compensation Table Total for Kirsten Lynch ($)	Exclusion of Stock Awards and Option Awards for Kirsten Lynch ($)	Inclusion of Adjusted Equity Values for Kirsten Lynch ($)	Total Compensation Actually Paid to Kirsten Lynch ($)
2023	6,195,302	(4,769,816)	5,735,981	7,161,467
2022	6,609,628	(4,499,972)	2,574,871	4,684,527
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Year	Summary Compensation Table Total for Non- PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Adjusted Equity Values for Non- PEO NEOs ($)	Total Average Compensation Actually Paid to Non- PEO NEOs ($)
2023	1,648,434	(977,487)	408,788	1,079,735
2022	2,275,391	(1,331,959)	645,394	1,588,826
2021	2,116,605	(1,495,765)	3,683,849	4,304,689
The amounts in the Inclusion of Adjusted Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Robert Katz ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Robert Katz ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Robert Katz ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Robert Katz ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Robert Katz ($)	Total - Inclusion of Adjusted Equity Values for Robert Katz ($)
2022	570,565	(1,250,375)	—	1,523,317	—	843,507
2021	5,624,664	1,541,752	—	370,021	—	7,536,437

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Kirsten Lynch ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Kirsten Lynch ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Kirsten Lynch ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Kirsten Lynch ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Kirsten Lynch ($)	Total - Inclusion of Adjusted Equity Values for Kirsten Lynch ($)
2023	6,048,457	6,587	—	(319,063)	—	5,735,981
2022	2,575,970	(845,576)	—	844,477	—	2,574,871

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non- PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Total - Average Inclusion of Adjusted Equity Values for Non- PEO NEOs ($)
2023	900,201	(189)	—	(150,012)	(341,212)	408,788
2022	760,099	(494,312)	—	379,607	—	645,394
2021	2,633,281	873,537	—	177,031	—	3,683,849
(4)
The Peer Group Total Shareholder Return (“TSR”) set forth in this table utilizes the Dow Jones U.S. Travel & Leisure Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended July 31, 2023. The comparison assumes $100 was invested for the period starting July 31, 2020, through the end of the listed year in the Company and in the Dow Jones U.S. Travel & Leisure Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Resort Reported EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2023. Resort Reported EBITDA is a non-GAAP financial measure, calculated as earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments combined. For a reconciliation of the differences between Resort Reported EBITDA and the most directly comparable GAAP financial measure, see Appendix A of this proxy statement. This performance measure may not have been the most important financial performance measure for years 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

58

Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Company TSR
Compensation Actually Paid ($ Millions)
9
8
7
6
5
4
3
2
1
0
Company TSR (FYE 2020 Indexed to $100)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
100.00
8.4
158.93
4.3
1.9
4.7
126.04
1.6
7.2
129.51
1.1
2020
2021
2022
2023
Fiscal Year
Robert Katz Compensation Actually Paid
Kirsten Lynch Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Vail Resorts, Inc. TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

59

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Resort Reported EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Resort Reported EBITDA during the three most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Resort Reported EBITDA
Compensation Actually Paid ($ Millions)
Resort Reported EBITDA (Thousands)
9
8
7
6
5
4
3
2
1
0
900
800
700
600
500
400
300
200
100
0
8.4
4.3
544.7
1.9
4.7
1.6
836.9
7.2
1.1
834.8
2021
2022
2023
Fiscal Year
Robert Katz Compensation Actually Paid
Kirsten Lynch Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Resort Reported EBITDA

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the Dow Jones U.S. Travel & Leisure Index over the same period.

Comparison of Cumulative TSR of Vail Resorts, Inc. and
Dow Jones U.S. Travel & Leisure Index
$200
$150
$100
$50
$0
TSR (7/31/2020 Indexed to $100)
158.93
146.93
126.04
119.65
157.45
129.51
7/31/2020
7/31/2021
7/31/2022
7/31/2023
Vail Resorts, Inc. TSR
Dow Jones U.S. Travel & Leisure Index TSR

Tabular List of Most Important Financial Performance Measures
Resort Reported EBITDA was the only financial performance measure that the Company used to link Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance.
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PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2024, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
FEES BILLED TO VAIL RESORTS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2023 AND FISCAL 2022
Audit Fees.  Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2023 and fiscal 2022 were $3,945,000 and $3,491,000, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP’s examination of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees.  There were no audit-related fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2023 and fiscal 2022.
Tax Fees.  Tax fees billed (or billable) by PricewaterhouseCoopers LLP with respect to fiscal 2023 and fiscal 2022 were $190,000 and $217,800, respectively. Such fees were related to tax services provided to the Company in connection with international tax compliance.
All Other Fees.  All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2023 and fiscal 2022 were $2,000 and $2,000, respectively. Such fees were related to software licensing fees for technical research tools.
The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2023 and fiscal 2022, all of the fees included under the headings “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2024.
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PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution, commonly referred to as a “say-on-pay” resolution, approving our executive compensation as reported in this proxy statement. As described in the CD&A section of this proxy statement, our executive compensation program is designed to incentivize achievement of short and long-term Company and individual performance. We believe this compensation approach aligns the interests of our executive officers with those of our stockholders.
The Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•	Emphasizing Pay-for-Performance. Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.
•
Attracting, Retaining, and Motivating. Attract, retain, and motivate talented executives who will determine our long-term success through a program competitive with compensation paid by companies in the same market for executive talent.

•
Rewarding Contributions and Creating Long-Term Value. Recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.

We encourage stockholders to read the CD&A (as well as the other tables and narrative disclosures included in this proxy statement), which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, including through the use of annual incentive awards, long-term equity awards, a high percentage of compensation that is variable or “at-risk,” and performance-based stock awards for our CEO. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success and is aligned with the interests of our stockholders.
At the 2022 annual meeting, we submitted a “say-on-pay” resolution to our stockholders. Our stockholders approved this proposal with approximately 97% of the votes cast on the proposal voting in favor of the resolution. Because our Board views the annual advisory vote as a good corporate governance practice, and because at our 2017 annual meeting approximately 93% of the votes cast on the frequency proposal were in favor of an annual advisory vote, we are again asking stockholders to approve the compensation of our NEOs as disclosed in this proxy statement.
Accordingly, the Board unanimously recommends that stockholders approve the following advisory resolution at the annual meeting:
“RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF EXECUTIVE COMPENSATION.
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PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are also asking stockholders to indicate their preference as to whether future advisory votes on executive compensation, of the nature reflected in Proposal 3 above, should occur every year, every two years or every three years.
At our 2017 annual meeting approximately 93% of the votes cast on the frequency proposal were in favor of an annual advisory vote. Given the previous stockholder voting and after careful consideration, the Board has determined that holding an advisory vote on executive compensation every year continues to be the most appropriate policy for the Company at this time and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.
We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Stockholders are not voting to approve or disapprove the Board's recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board. Notwithstanding the Board's recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”
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THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS
How can stockholders attend the annual meeting?
We look forward to continuing to provide expanded access, improved communication, and cost savings for the Company and our stockholders by holding our Annual Meeting entirely online. We believe a live virtual meeting enables increased stockholder attendance and participation and is an efficient use of resources for our stockholders and the Company. Accordingly, this year’s annual meeting will be held in live virtual format. Only such stockholders as of the close of business on October 10, 2023, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2023 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call 844-986-0822 (U.S.) or 303-562-9302 (international) for assistance.
What is the agenda for the annual meeting?
The annual meeting will include a discussion of and voting on matters described in the Notice of 2023 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session. The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement. We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we will be releasing our results for the first quarter of fiscal 2024 the following day and holding an investor call to discuss the results at such time. If you wish to submit a question relating to the proposals set forth in the Notice and Proxy Statement, immediately before or during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MTN2023 type your question into the “Ask a Question” field, and click “Submit.”
What is the difference between a stockholder of record and a “street name” holder?
If your shares of the Company’s common stock are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, then you are a stockholder of record.
If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in “street name.” However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.
Who is entitled to vote at or attend the annual meeting?
Holders of record and street name holders (subject to the requirements below) of our common stock as of the close of business on October 10, 2023, which we refer to as the record date, are entitled to vote. On the record date, we had 38,090,029 shares of common stock outstanding. You are entitled to attend the annual meeting only if you were a stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting.
If you are a stockholder of record:
If you are a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.
If you are a street name holder:
If you are a street name holder, you may not vote your shares at the virtual annual meeting unless you request and obtain a valid proxy from your broker or other nominee and follow the instructions on how to attend the virtual meeting. If you want to attend the virtual annual meeting, but not vote at the meeting, you must also follow the instructions of your broker or other nominee on how to attend the virtual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy or otherwise instruct your nominee how to vote on your behalf in advance of the annual meeting in accordance with the instructions provided by your bank, broker, trustee or other nominee.
How do I vote my shares?
If you are a stockholder of record of our common shares: By Telephone or the Internet
Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
64

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 5, 2023.
By Mail
Stockholders who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.
By Participating in the Virtual Annual Meeting
Stockholders of record who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2023 log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
If you are a street name holder of our common shares:
By Telephone or the Internet
If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.
By Mail
Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.
By Participating in the Virtual Annual Meeting
Street name holders who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2023 log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
Can I change my vote?
If you are a stockholder of record of common stock, you may change your vote at any time prior to the vote at the annual meeting by:
•	providing timely delivery of a later-dated proxy (including by telephone or Internet vote);
•	providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or
•	attending the virtual annual meeting and voting electronically.
To be timely, later dated proxy cards and written notices if revocation is submitted by mail, must be received by the time of the annual meeting. In order to change your vote by telephone or Internet, you must do so before the telephone and Internet voting facilities close at 11:59 p.m., Eastern Time, on December 5, 2023.
If you are a street name holder of common stock, you may change your vote by timely submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the virtual meeting and voting electronically.
How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present virtually or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the annual meeting to another date.
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How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present virtually or by proxy at the annual meeting. A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes.
What are “broker non-votes”?
If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for the purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, broker non-votes will not affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on “routine” matters. The proposal to ratify the selection of our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.
What are the voting requirements?
Proposal 1—Election of Directors
In the election of directors named in this proxy statement, you may vote “FOR” one or more of the nominees or your vote may be “AGAINST” one or more of the nominees. Alternatively, you may vote “ABSTAIN” with respect to one or more nominees. You may not cumulate your votes for the election of directors. To be elected, each director nominee requires a majority of the votes cast for his or her election, which means that each director nominee must receive more votes cast “FOR” than “AGAINST” that director nominee. Abstentions and broker non-votes are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director,” rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will promptly publicly disclose its decision regarding the director’s resignation.
Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP
In the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2024, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. Broker non-votes are not applicable to this proposal.
Proposal 3—Advisory Vote to Approve Executive Compensation
In the advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions and broker non-votes are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
66

Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
In the advisory vote on the frequency of future advisory votes on executive compensation, you may vote every “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting and the frequency that receives such a majority will be considered to be the frequency selected by the stockholders. However, because stockholders have several voting choices, it is possible that no single choice will receive a majority vote. Abstentions are not treated as voting on this proposal. Similar to Proposal 3, the vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee and the Board will review the voting results when determining the frequency of holding future advisory votes on executive compensation.
Who will serve as inspector of elections?
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.
Who will bear the cost of soliciting votes for the annual meeting?
The Company is soliciting your proxy, and we will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.
What if I submit a proxy but do not make specific choices?
If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the annual meeting.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Form 8-K, which will be filed with the SEC following the annual meeting.
Annual Meeting Materials
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Annual Report have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.
67

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2024 annual meeting of stockholders is June 28, 2024. Such proposals must be received at the Company’s principal executive offices no later than such date.
If you wish to nominate a director or submit a proposal for consideration at the Company’s 2024 annual meeting of stockholders that is not to be included in next year’s proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 7, 2024 nor earlier than August 8, 2024. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.
To comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 7, 2024.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement, and Annual Report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1800. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report at their address and would like to request householding of their communications should contact their broker.
OTHER MATTERS
At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the annual meeting. In the event any other business is presented at the annual meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

David T. Shapiro
Executive Vice President, General Counsel & Secretary
October 26, 2023
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.
68

Appendix A
Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures
Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the twelve months ended July 31, 2023, 2022 and 2021.
	(In thousands) (Unaudited) Twelve Months Ended July 31,
	2023	2022	2021
Net income attributable to Vail Resorts, Inc.	$268,148	$347,923	$127,850
Net income (loss) attributable to noncontrolling interests	16,955	20,414	(3,393)
Net income	285,103	368,337	124,457
Provision for income taxes	88,414	88,824	726
Income before provision for income taxes	373,517	457,161	125,183
Depreciation and amortization	268,501	252,391	252,585
Loss (gain) on disposal of fixed assets and other, net	9,070	(43,992)	5,373
Change in fair value of contingent consideration	49,836	20,280	14,402
Investment income and other, net	(23,744)	(3,718)	(586)
Foreign currency loss (gain) on intercompany loans	2,907	2,682	(8,282)
Interest expense, net	153,022	148,183	151,399
Total Reported EBITDA	$833,109	$832,987	$540,074

Mountain Reported EBITDA	$822,570	$811,167	$552,753
Lodging Reported EBITDA	12,267	25,747	(8,097)
Resort Reported EBITDA(1)	$834,837	$836,914	$544,656
Real Estate Reported EBITDA	(1,728)	(3,927)	(4,582)
Total Reported EBITDA	$833,109	$832,987	$540,074
(1)	Resort represents the sum of Mountain and Lodging.
A-1

VAIL RESORTS

VAIL RESORTS, INC.
390 INTERLOCKEN CRESCENT
BROOMFIELD, CO 80021

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 5, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 5, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V24626-P98926

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAIL RESORTS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Susan L. Decker	☐	☐	☐
1b. Robert A. Katz	☐	☐	☐
1c. Kirsten A. Lynch	☐	☐	☐
1d. Nadia Rawlinson	☐	☐	☐
1e. John T. Redmond	☐	☐	☐
1f. Michele Romanow	☐	☐	☐
1g. Hilary A. Schneider	☐	☐	☐
1h. D. Bruce Sewell	☐	☐	☐
1i. John F. Sorte	☐	☐	☐
1j. Peter A. Vaughn	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2024.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, December 6, 2023
9:00 a.m., Mountain Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability, Proxy Statement and Annual Report are available at www.proxyvote.com.

V24627-P98926

VAIL RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, December 6, 2023
9:00 a.m., Mountain Time

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 6, 2023

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3 and "1 YEAR" for Item 4, and otherwise in the discretion of the proxies.

By signing the proxy, you revoke all prior proxies and appoint Kirsten A. Lynch and David T. Shapiro, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Continued and to be signed on the reverse side